Exhibit 10.2

Certain identified information marked by [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the Registrant both customarily and actually treats as private and confidential

STOCK PURCHASE AGREEMENT

by and between
ENOVIX CORPORATION
and
RENE LIMITED

September 18, 2023

EXHIBITS
Exhibit A        -    Form of Seller Closing Certificate
Exhibit B        -    Form of Purchaser Closing Certificate
Exhibit C-1        -    Form of Joint Owner IP Assignment Agreement
Exhibit C-2        -    Form of Employee IP Assignment Agreement
Exhibit D        -    Form of Selling Stockholder Questionnaire
Exhibit E        -    Form of Sponsor Guaranty
Exhibit F         -    Form of Escrow Agreement

SCHEDULES
Schedule I        -    Illustration of Division of Purchase Price
Schedule II        -    Key Employees
Schedule 10.1(d)    -    Special Tax Indemnities
Schedule 10.1(f)    -    Other Special Indemnities

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of September 18, 2023 by and between Enovix Corporation, a Delaware corporation (the “Purchaser”), and Rene Limited, a corporation incorporated under the laws of Korea (the “Seller”). Each of the parties hereto will also be referred to hereinafter as a “Party,” individually, and the “Parties,” collectively.
WHEREAS, as of the date of this Agreement, the Seller owns [***] percent ([***]%) of the Shares (as defined below), and following the date hereof shall endeavor to obtain further shares of the Company so that it owns at least ninety-five percent (95%) of the Equity Interests in the Company immediately prior to the closing of the transactions contemplated hereby;
WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller, the Sale Shares, in accordance with the provisions of this Agreement; and
WHEREAS, upon the closing of the transactions contemplated in this Agreement, a portion of the consideration payable to the Seller for the Sale Shares will be paid by the issuance to the Seller of certain shares of the Purchaser as further set forth herein.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions. For the purposes of this Agreement and the Ancillary Agreements, the following terms shall have the respective meanings specified below:
“Accounting Firm” has the meaning set forth in Section 2.4(b)(i).
“Accounting Rules” means K-GAAP to the extent used in the preparation of the Financial Statements (including with respect to the exercise of management judgment) applied on a consistent basis, to the extent consistent with K-GAAP.
“Accredited Investor” has the meaning set forth in Section 3.5.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the Immediate Family Members, and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for the purposes of this Agreement, portfolio companies of the Sponsor are Affiliates of the Sponsor and the Seller.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means, collectively, the Escrow Agreement, the Employment Agreements, the Sponsor Guaranty and any other agreements contemplated to be executed pursuant to the terms of this Agreement.
“Anti-Corruption Law(s)” has the meaning set forth in Section 4.25(c).
“Antitrust Laws” mean all antitrust or competition Laws of any Governmental Authority.
“Associate” has the meaning set forth in Section 4.23(b).
“Automatic Resale Registration Statement” has the meaning set forth in Section 6.13(b).
“Balance Sheet” has the meaning set forth in Section 4.5(a).
“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in San Francisco, California or Seoul, Korea are closed either under applicable Law or action of any Governmental Authority.
“Cash Consideration” has the meaning set forth in Section 2.2.
“Certain R&W Insurance Exclusions” has the meaning set forth in Section 10.6(b).
“Claim Notice” has the meaning set forth in Section 10.3(a).
“Claims” has the meaning set forth in Section 6.12(a).
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.5.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Routejade, Inc., a corporation incorporated under the laws of Korea.
“Company Insurance Policies” has the meaning set forth in Section 4.22.
“Company Plan” means any “employee benefit plan” and any other written plan, policy, program, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, welfare benefits, change in control, severance, retention, holiday pay, vacation pay, paid time off, death benefit, disability benefits, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation (including, retirement benefit, pension, defined contribution retirement or deferred compensation plan), educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit, or other employee benefit sponsored, maintained or contributed to by the Company for the benefit of any current or former director, officer, employee of the Company; regardless of whether it is mandated under Korean Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Company Plan.”
“Company Product” means, as of the date hereof or as of the Closing Date, as applicable, any and all Li-ion cell and battery pack products, services, and components thereof, including the electrode active material chemistries, processing techniques, power management circuits/software, product development and project management software tools developed or under development (including any products in design stage or in pre-production), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, hosted, supplied, sold, offered for lease or sale, imported or exported for resale or licensed out by or on behalf of the Company (either solely or in collaboration with third Persons), including all versions and releases thereof, together with any related documentation, materials or information.
“Company Registered IP” means all Registered IP that is Owned Intellectual Property.
“Company Technology” means all Technology purported to be owned, used, or held for use by the Company.
“Company Transaction Expenses” means all expenses of the Company incurred or to be incurred prior to and through the Closing Date (whether or not payable as of the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, and the Closing, including all disbursements, out-of-pocket costs, fees of financial advisors, attorneys, accountants and other advisors and service providers, and which have not been paid as of the Measurement Time.
“Confidentiality Agreement” has the meaning set forth in Section 6.6(a).
“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information or data of the Company, whenever and however disclosed (i.e., whether before or after the date hereof, in any form whatsoever or in or by any medium whatsoever), including, without limitation, scientific, financial, business, marketing, operations, technical, economic, engineering, trade, business or research plans, services information or data, or discoveries, ideas, inventions (whether or not protectable by patent or otherwise), concepts, techniques, designs, strategies, specifications, drawings, blueprints, flow-chats, computer programs, or marketing plans that are confidential or proprietary to the Company or to a third party to whom the Company has a duty of confidentiality.
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Consideration Share Amount” has the meaning set forth in Section 2.2.
“Consideration Shares” means the number of fully paid Purchaser Common Shares having a value of the Consideration Share Amount to be issued by the Purchaser to the Seller at Closing in accordance with the terms of this Agreement. The subscription price of the Consideration Shares to be issued hereunder shall be the Purchaser Share Price.

“Contract” means any contract, agreement, lease, license, commitment, arrangement, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.
“Controlling Party” has the meaning set forth in Section 10.4(b).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Authority including the World Health Organization, the Korean Disease Control and Prevention Agency or an industry group providing for business closures, in each case, in connection with or in response to COVID-19, including the Infectious Disease Control and Prevention Act of Korea, provided that such matters are implemented in a reasonable manner and for a reasonable period of time.
“Current Company Business” has the meaning set forth in Section 6.11(a).
“Cut-Off Time” has the meaning set forth in Section 1.2(a).
“[***]”.
“Disqualification Event” has the meaning set forth in Section 3.7.
“Employee” means any employee of the Company, including each such employee who is on a leave of absence (including medical leave, personal leave, extended COVID-related leave, military leave, workers compensation leave, short-term disability or long-term disability) or paid or unpaid time off (or who otherwise becomes such an employee between the date of this Agreement and Closing in the ordinary course of business and consistent with the terms of this Agreement).
“Employee IP Assignment Agreement” has the meaning set forth in Section 6.17(c).
“Employee List” has the meaning set forth in Section 4.16(a).
“Employment Agreements” means those certain employment agreements entered into by and between the Company and each of the Key Employees prior to or at the Closing, which will become effective upon the Closing, providing for, among other things, their continued employment with the Company pursuant to the terms and conditions set forth therein. The drafts of the Employment Agreements agreed to by the Purchaser shall be provided to the Key Employees within one (1) week following the date hereof for their review and execution; provided that, the Purchaser shall have first delivered to the Seller information about their compensation packages in reasonable detail.
“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, license, lease or other possessory interest, lien, option, equity swap, short selling position, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).
“End Date” means December 18, 2023.

“Environmental Law” means any Law relating to the protection of the environment, natural resources, or public and worker health and safety, or any Law pertaining to the exposure to or the generation, management, manufacture, processing, use, registration, distribution, transportation, treatment, storage, recycling, reuse or disposal, and any Release or threatened Release of Hazardous Materials.
“Equity Interest” means any share of capital stock or other equity interest, limited liability company membership interest, general or limited partnership interest, trust certificate or beneficiary interest or other equity interest or participation under local Law that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, or any other right, warrant or option to acquire any of the foregoing securities.
“Escrow Agent” means KEB Hana Bank or any successor escrow agent under the Escrow Agreement. The Seller shall bear all costs, expenses, and fees of the Escrow Agent and administration of the account maintained thereby.
“Escrow Agreement” means the escrow agreement with respect to the Escrow Amount, to be entered into on the Closing Date by the Purchaser, the Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit F.
“Escrow Amount” means an amount equal to the sum of (i) USD [***] plus (ii) the product of (x) the Sale Ratio multiplied by (y) the Retention Amount, which aggregate amount is to be deposited by the Purchaser with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.
“Escrow Pending Claim” has the meaning set forth in Section 10.3(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Representations” has the meaning set forth in Section 10.6(b).
“Exclusively Licensed Third Party Intellectual Property” has the meaning set forth in Section 4.12(a).
“Exempt Stockholders” has the meaning set forth in Section 6.13(a).
“FCPA” has the meaning set forth in Section 4.25(c).
“Financial Statements” has the meaning set forth in Section 4.5(a).
“Fraud” means, with respect to any Person, intentional misrepresentation of a material fact by such Person in the making of the representations and warranties in Article 3 or 4 hereof, the Seller Disclosure Schedule or any certificate delivered by the Seller in connection with the Proposed Transactions, which intentional misrepresentation was made with the specific intent to induce the Person to whom such misrepresentation was made (the “Recipient”) to enter into or consummate the Proposed Transactions, upon which the Recipient reasonably relied to its detriment.
“Fundamental Representations” means the representations or warranties set forth in Section 3.1 (Authority and Enforceability), Section 3.2 (No Conflict), Section 3.3 (Title to Shares), Section 3.10 (Brokers or Finders), Section 3.11 (Korean Resident), Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and

Enforceability), Section 4.3 (No Conflict), Section 4.4 (Capitalization and Ownership), and Section 4.23 (Related Party Transactions).
“Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.
“Government Contract” means any Contract with (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority, (c) any government-owned or -controlled entities, or (d) any customers of the Company’s military or defense related business.
“Government Official” includes, but is not limited to: (a) officers, employees or representatives of any Governmental Authority, (b) any individual who, although temporarily or without payment, holds a public position, employment or function, (c) officers, employees or representatives of companies in which a Governmental Authority owns an interest, (d) any private person acting in an official capacity for or on behalf of any Governmental Authority (such as a consultant retained by a Governmental Authority), (e) candidates for political office at any level, (f) political parties and their officials, (g) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing business interests, through, for example, partially owning or managing a state-owned or state-controlled entity, and (h) officers, employees or representatives of public international organizations (such as the United Nations, the World Bank and the International Monetary Fund).
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) Public International Organization or multinational organization, (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or power of any nature or (g) stock exchanges.
“Governmental Authorization” means any Consent, license, franchise, permit, exemption, expiration of any applicable waiting period, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Harmful Code” means any Software, design, routine, or other mechanism of any kind (including any viruses, worms, malware, bombs, backdoors, clocks, hidden keys, timers, and traps) designed to (automatically, immediately, with passage of time, or upon command) (a) disrupt, disable, interfere with, erase, make inoperable, make inaccessible, or harm in any material manner any other Software, hardware, system, or process or its operation, except solely for any Software, design, routine, or other mechanism to the extent the Person lawfully owning or controlling such other Software, hardware, system, or process knowingly agreed to such Software, design, routine, or other mechanism and its purpose on or in such other Software, hardware, system, or process, (b) materially disrupt, disable, or interfere with any electronic communication, (c) gain access to or collect any data or information, except to the extent that each Person whose data and information is accessed or collected has knowingly agreed to such access and collection by such Software, design, routine, or other mechanism, including any spyware, (d) misuse or misappropriate any business, personal, or other data or information, or (e) cause unauthorized or unlawful advertising or promotional messages, or any other messages (other than notices or information by the licensor or owner of such Software, design, routine, or other mechanism related to the use, installation, errors, updates, or similar matters for such Software, design, routine, or other mechanism or the use, access, or exit of any website, webpage, or webspace of such Software, design, routine, or other mechanism) to pop-up, appear, be downloaded, be installed, or be linked anywhere on a computer or screen (e.g., as a window, frame, balloon, tab, or other format) in connection with such Software, design, routine, or other mechanism.
“Hazardous Material” means any raw material, product, waste, material, or substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant, or otherwise regulated, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural Person.
“Indebtedness” means, with respect to any Person, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, (c) indebtedness in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business, but excluding aged payables), (d) indebtedness for the capitalized liability under all capital leases of such Person (determined in accordance with K-GAAP and consistent with past accounting practice to the extent consistent with K-GAAP), (e) indebtedness of any amount raised by way of acceptance under any acceptance credit facility or dematerialised equivalent, (f) indebtedness evidenced from any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, (g) indebtedness for any break fees, prepayment fees, balloon payments or other amounts, costs, expenses or penalties relating to the termination or repayment of any of the foregoing, or (h) direct or indirect guarantees or indemnity with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above.
“Indemnified Party” has the meaning set forth in Section 10.3(a).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of any Person; or otherwise constitutes unfair trade practices or false advertising, as applicable to the underlying Intellectual Property Rights.
“Insolvency and Equity Exceptions” has the meaning set forth in Section 3.1(a).
“Intellectual Property Rights” means all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to (a) patents, design patents, and utility models (including any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations, extensions, and foreign and international counterparts), and related rights of priority, and inventions and invention disclosures (whether or not patentable), (b) works of authorship, copyrightable works, copyrights, moral rights, rights in Software and mask work/integrated circuit topography rights, (c) trade secrets, know-how, proprietary information (such as processes, formulae, models and methodologies), and other non-public or confidential information (“Trade Secrets”), (d) trademarks, trade names, logos, service marks, trade dress, emblems, certification marks, collective marks, signs, insignia, slogans, corporate names, DBAs, social media account names, other similar designations of source or origin and general intangibles of like nature, together with all of the goodwill symbolized by or associated with any of the foregoing, (e) rights in Technology, (f) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals, (g) any registrations or applications for registration related to any of the foregoing, (h) analogous rights to any of the foregoing, and (i) rights to sue for past, present, and future Infringement of the rights of any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“IPO Preparation” has the meaning set forth in Section 6.5.
“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the Department of Treasury.
“IT System” means any electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer or information technology systems, Software, hardware, websites, applications, networks, servers, and all other information technology assets, including all data (including Personal Data) processed thereby.
“Joint Owner IP Assignment Agreement” has the meaning set forth in Section 6.17(d).
“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“K-GAAP” means generally accepted accounting principles for financial reporting in Korea, as in effect as of the date of this Agreement.
“Key Employees” means the persons listed in Schedule II.
“KFTC” means the Korean Fair Trade Commission.
“KFTC Approval” means an approval issued by the KFTC under the Monopoly Regulation and Fair Trade Act of Korea in respect of the Proposed Transactions.
“Knowledge of the Seller” means the actual or constructive knowledge of any of Ja No Lim, Albert Seungro Choe and any person in a directorship or higher position in the Company with the assumption that such individuals have made due inquiry of the matters presented.
“Known Breach” shall mean any breach of any representation or warranty set forth in Article 3 or Article 4, or the failure of any representation or warranty set forth in Article 3 or Article 4 to be true or correct, in connection with any fact, matter, event, circumstance, implication or effect disclosed or made available to the Purchaser in the Seller Disclosure Schedule, or which was in the knowledge of the Purchaser as of or prior to the date of this Agreement.
“Korea” means the Republic of Korea.

“Korea Leakage and Protection Act” has the meaning set forth in Section 4.12(l).
“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law and rules and policies of applicable self-regulatory bodies.
“Leakage” means each and any of the following that occurred during the period from the Locked Box Date through the date hereof or that occurs between the date hereof and the Closing Date (or on the Closing Date): (a) any dividend or other distribution (whether in cash or in specie) declared, paid or made by the Company to the Seller or any Related Parties, (b) any payment by the Company to the Seller or any Related Parties for the purchase, redemption or repayment of any share capital, loan capital or other securities of the Company, or any other return of capital to the Seller or any Related Parties, (c) payment obligations to directors, officers and employees in respect of severance, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the Proposed Transaction and the Ancillary Agreements and any employer-paid Taxes related thereto (excluding, for the avoidance of doubt, any compensation or other payments to be made by the Company to the Key Employees pursuant to the Employment Agreements), (d) the Company paying, incurring or otherwise assuming Liability for any fees, costs or expenses in connection with the Proposed Transactions (including professional advisers’ fees, consultancy fees, transaction bonuses, finders fees, brokerage or other commission), (e) any payment of any other nature (including royalties, license fees, management fees, monitoring fees, consulting fees, interest payments, loan payments, service or directors’ fees, bonuses or other compensation of any kind) made by the Company to or for the benefit of the Seller or any Related Parties, (f) any transfer or surrender of assets, rights or other benefits (including the waiving or release of any claim) by the Company to or for the benefit of the Seller or any Related Parties, (g) the Company assuming or incurring any liability or obligation for the benefit of the Seller or any Related Parties, (h) the provision of any guarantee or indemnity or the creation of any Encumbrance by the Company in favor, or for the benefit, of the Seller or any Related Parties, (i) any waiver, discount, deferral, release or discharge by the Company of any amount, obligation or liability owed to it by the Seller or any Related Parties, (j) any payment of a Tax that relates to a Taxable period or portion of a Taxable period ending on or before the Locked Box Date to the extent that a specific provision or reserve for such Tax amount was not reflected on the Locked Box Accounts, (k) the attributable value of the Company’s inventory shortfall (i.e., the amount by which the inventory count as of the Closing Date is lower than the inventory count as of June 30, 2023 as disclosed to the Purchaser via the Virtual Data Room prior to the date hereof), excluding, however, any such shortfall that is due to inventory increases and decreases in the Company’s ordinary course of business operations, such as (A) use of the inventory for sales activities, (B) supply to customers (including free and paid cell customer supply), (C) for certification, testing, research and development, production, quality control, and (D) utilization for scrap purpose not exceeding [***] percent ([***]%) of the total quantity of the inventory as of June 30, 2023; provided that, this item (k) shall be deemed “Leakage” hereunder only to the extent any shortfall in the inventory is caused by an illicit or improper use or utilization by the Seller or any of its Affiliates (other than the Company) to gain unfair benefits through fraudulent usage or sale of such inventory, (l) any increase in the Uncashed-Out Leave Amount since the July 31, 2023 calculation, (m) any agreement, arrangement or other commitment by the Company to do or give effect to any of the matters referred to in the foregoing paragraphs (a) through (l); and/or any Tax becoming payable, paid, incurred or assumed by or on behalf of the Company in respect of any of the matters set out in (a) to (l) (inclusive) above which occur or are accrued after the Locked Box Date and prior to the Closing Date, provided that, no Permitted Leakage shall be deemed Leakage hereunder.

“Leakage Claim Notice” has the meaning set forth in Section 2.4(b).
“Leakage Claim Period” has the meaning set forth in Section 2.4(b).
“Leakage Statement” has the meaning set forth in Section 2.3(a)(ii).
“Leased Real Property” has the meaning set forth in Section 4.11(b).
“Leases” has the meaning set forth in Section 4.11(b).
“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, due or to become due or otherwise, matured or unmatured, determined or determinable, and whether or not required to be reflected on a balance sheet prepared in accordance with K-GAAP.
“Locked Box Accounts” means the audited balance sheet, audited income statement and the audited cash flow statement of the Company for the fiscal year ended on the Locked Box Date.
“Locked Box Date” means December 31, 2022.
“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, Liability, Tax (including interest and penalties thereon), Encumbrance or other cost, expense or adverse effect whatsoever, including any losses or costs incurred in investigating, defending or settling any Proceeding, Judgment or other matter described herein.
“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, properties, condition (financial or otherwise), operating results, or operations of the Company, taken as a whole, or (b) the ability of the Seller to perform its obligations under this Agreement or to consummate timely the Proposed Transactions, but shall exclude any event, change, circumstance, effect or other matter resulting or arising from: (i) any change or prospective change in any Law or K-GAAP or interpretation thereof, (ii) any change in interest rates, exchange rates, or general economic conditions in the industries or markets in which the Company operates or affecting the United States of America or foreign economies or foreign or domestic financial markets in general, (iii) any change that is generally applicable to the industries or markets in which the Company operates, (iv) any acts of God, including any earthquakes, pandemic (including COVID-19 and COVID-19 Measures), hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty or acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof, or (v) the execution, announcement or performance of this Agreement or the Proposed Transactions by any Party in accordance with the terms of this Agreement or any action taken by the Seller or the Company in accordance with the written direction or consent of the Purchaser; provided, however, that in the case of each of clauses (i), (ii), (iii), and (iv) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on the Company or the financial condition or results of operations of the Company, taken as a whole, relative to that of other companies similar to the Company; provided, further, that in the event the Company’s revenue for the eight (8)-month period ending on

August 31, 2023 is [***] percent ([***]%) or less of KRW [***], which is the aggregate of the projected revenue of the Company for the same period (for the avoidance of doubt, in calculating the Company’s revenue, any revenue incurred until and up to August 31, 2023 but that needs to be recorded in September or a later period in the year 2023 under applicable accounting standards due to, for instance, delay in delivery (aka “delivery incoterms”), customer requests or change in vendor schedules, shall be included), then the Company shall be deemed to have had a Material Adverse Effect. Notwithstanding the foregoing, the Parties acknowledge and agree that if the Closing occurs before the comparison of the actual and projected revenue of the Company can be made pursuant to the last proviso of the foregoing sentence, no Material Adverse Effect shall be deemed to have occurred for the reason provided in such proviso, and, after the Closing, neither the Purchaser nor any of its Affiliates shall have any claim whatsoever against the Seller or any of its Affiliates that the Company failed to meet its projected revenue and/or a Material Adverse Effect had occurred or existed as of the Closing Date.
“Material Contract” has the meaning set forth in Section 4.13(a).
“Material Customer” has the meaning set forth in Section 4.21(a).
“Material Supplier” has the meaning set forth in Section 4.21(b).
“Measurement Time” means 11:59:59 p.m. in the applicable location on the day immediately preceding the Closing Date.
“Noncontrolling Party” has the meaning set forth in Section 10.4(b).
“Objection Notice” has the meaning set forth in Section 10.3(a).
“OFAC” has the meaning set forth in the definition of Sanctioned Parties.
“Open Source Software” means any Software that is licensed, distributed or conveyed as (a) “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or (b) under a Contract that requires as a condition of its use, modification or distribution that such Software, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be (i) disclosed or distributed in source code form, (ii) delivered at no charge or (iii) be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
“Open Trading Window” has the meaning set forth in Section 6.13(b).
“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws, (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity, and the limited liability company agreement, agreement of limited partnership, trust agreement or similar agreement, and (c) any stockholders, shareholders, equityholders, registration rights, voting, proxy or other similar agreement.

“Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.
“Owned Real Property” means real property, including buildings, or an interest in real property, including improvements thereon and easements appurtenant thereto, owned in fee by the Company.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of the business of the Company or the present or proposed use of the affected property or asset, (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Financial Statements, and (c) Encumbrances on the Consideration Shares arising under this Agreement.
“Permitted Leakage” means each and any of the following: (a) any payments by the Company to the Seller or its Affiliates, directly or indirectly, in the ordinary course, on arm’s length terms and on a basis consistent with past practice, (b) any payments made by the Seller which have been specifically accrued or provided for in the Locked Box Accounts, (c) any payments, compensation or indemnity in respect of salaries, directors’ fees, pension contributions, expenses or bonuses made to, or in respect of services provided by, employees, workers, directors, officers or consultants of the Company which are made in the ordinary course of business and in accordance with the terms of the related employment or service contract, (d) the fees of Hanwul Accounting Firm (“한울회계법인” in Korean) up to the aggregate amount of KRW [***] pursuant to the applicable advisory or consulting agreements therewith in connection with the IPO Preparation, and (e) any other payment, accrual, transfer of assets or assumption of liability by the Company which the Purchaser has expressly approved in writing (including repayment on [***] by the Company of a loan from [***], a director of the Company, in the original principal amount of KRW [***]).
“Permitted Suspension” has the meaning set forth in Section 6.13(e).
“Permitted Transfer” has the meaning set forth in Section 2.8(d).
“Permitted Transferee” has the meaning set forth in Section 2.8(d).
“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.
“Personal Data” means any information relating to an identified or identifiable natural Person or device that can reasonably be used, whether alone or in combination with other information, to contact, locate or identify a natural Person or device.
“Post-Locked Box Tax Period” means (a) any taxable period ending after the Locked Box Date and (b) with respect to a Straddle Tax Period, the portion of such taxable period beginning after the Locked Box Date.
“Pre-Locked Box Tax Period” means (a) any taxable period ending on or before the Locked Box Date and (b) with respect to a Straddle Tax Period, the portion of such taxable period ending on the Locked Box Date.

“Pre-Locked Box Taxes” means (a) all Taxes (or the non-payment thereof) of the Company for all Tax Periods ending on or before the Locked Box Date, including any Taxes apportioned to such Tax Period in accordance with Section 9.2(a); and (b) any and all Taxes of any Person imposed on the Company as a transferee or successor, or otherwise in respect of an event or transaction occurring on or before the Locked Box Date, pursuant to applicable Law, a Tax Sharing Agreement or otherwise.
“Privacy Policies” means any externally-facing or internal policies relating to Personal Data or the operation or security of any IT System.
“Proceeding” means any action, prosecution, enforcement, arbitration, audit, examination, investigation, inquiry, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Procurement Laws” means all Laws that apply to a Government Contract or a Government Bid, or that apply to activities relating to the seeking, obtaining and performing of a Government Contract or a Government Bid, including activities such as proposal development and submission, negotiations, change orders, accounting, terminations, claims and audits.
“Proposed Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Public International Organization” means (a) any international organization formed by states, governments or other international organizations or (b) any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288).
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth the Preamble.
“Purchaser Common Shares” means shares of common stock of the Purchaser, par value USD 0.0001 per share.
“Purchaser Indemnified Parties” has the meaning set forth in Section 10.1.
“Purchaser Preferred Shares” has the meaning set forth in Section 5.5.
“Purchaser SEC Documents” has the meaning set forth in Section 5.6.
“Purchaser Share Price” means USD 15.12.
“R&W Insurance Policy” has the meaning set forth in Section 6.15.
“R&W Insurance Policy Costs” means the amount in USD equal to the aggregate amount of any and all premium(s), fees, underwriting and other costs, if any, necessary to obtain the R&W Insurance Policy.
“Registered IP” means any Intellectual Property Right that has been registered, issued, filed, applied for, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), and any applications for any of the foregoing.

“Registrable Shares” has the meaning set forth in Section 6.13(a).
“Registration Deadline” has the meaning set forth in Section 6.13(b).
“Registration Period” has the meaning set forth in Section 6.13(b).
“Regulation S” means Regulation S under the Securities Act.
“Related Parties” has the meaning set forth in Section 6.12(a).
“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, injecting, pumping, pouring, emptying, escaping, dumping, disposing or migration of Hazardous Materials in, on, at, or under any site or location or into the environment.
“Release Date” has the meaning set forth in Section 10.3(d).
“Released Parties” has the meaning set forth in Section 10.6(c).
“Released Persons” has the meaning set forth in Section 6.12(a).
“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants and other advisors, agents and representatives.
“Resale Registration Statement” has the meaning set forth in Section 6.13(a).
“Restricted Period” has the meaning set forth in Section 6.11.
“Restricted Persons” has the meaning set forth in Section 6.6(b).
“Retention Amount” means the amount in USD equal to the retention amount under the R&W Insurance Policy.
“Sale Ratio” means (i) the number of the Sale Shares calculated immediately prior to the Closing divided by (ii) the number of the Shares, expressed as a percentage.
“Sale Shares” means all Shares owned by the Seller as of immediately prior to the Closing.
“Sanctioned Countries” means countries subject to comprehensive sanctions by the U.S. Department of Treasury, Office of Foreign Assets Control (including, as of the date of this Agreement, Cuba, the Crimea region of Ukraine, Iran, North Korea, Russia, Syria, Sudan, Myanmar (Burma), after March 2015, Venezuela, or after February 2022, the Donetsk People’s Republic and Luhansk People’s Republic).
“Sanctioned Parties” means any Person targeted by the United States, the European Union, the United Nations or any other relevant jurisdiction’s trade or economic sanctions or export controls, including but not limited to (a) any Person listed in any sanctions or export controls--related lists of designated persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, or the European Union, (b) any Person located, organized or resident in a Sanctioned Country, (c) any government of a Sanctioned Country, or (d) any person fifty percent (50%) or more owned or otherwise controlled by any such person or persons described in (a), (b) or (c).

“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 3.3.
“Seller” has the meaning set forth in the Preamble.
“Seller Disclosure Schedule” has the meaning set forth in Article 3.
“Seller Indemnified Parties” has the meaning set forth in Section 10.2.
“Seller Prepared Return” has the meaning set forth in Section 9.1(a).
“Selling Stockholder” has the meaning set forth in Section 6.13(a).
“Selling Stockholder Questionnaires” has the meaning set forth in Section 6.13(a).
“Service Provider” means any natural person or sole member independent contractor currently engaged by the Company (or who otherwise becomes such a natural person or sole member independent contractor between the date of this Agreement and Closing in the ordinary course of business and consistent with the terms of this Agreement).
“Share Restrictions” has the meaning set forth in Section 6.14(a).
“Shares” means the issued and outstanding capital stock of the Company, consisting of [***] shares of common stock, par value KRW 500 per share.
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and all related specifications and documentation.
“[***]”.
“Source Material” means, individually and collectively, with regard to Software, the human readable source code of such Software, and all associated materials and documentation enabling a reasonably skilled programmer to understand such Software’s design, structure and implementation and to enable a professional software programmer skilled in the applicable software language to write documentation and help files, including without limitation any schematics or flow charts, system documentation, program procedures (including build procedures), descriptions and statements of operation and principle, programmer notes, testing data, custom or special compilers, and all other materials related to such Software’s design, structure and implementation.
“Special Claims” has the meaning set forth in Section 10.4(b).
“Sponsor” means Ace Equity Partners LLC, a company duly organized and existing under the Laws of Korea.
“Sponsor Guaranty” means the letter of undertaking granted by the Sponsor in favor of the Purchaser to be delivered to the Purchaser at the Closing in the form attached hereto as Exhibit E.
“Standards Body” has the meaning set forth in Section 4.12(i).

“Statement of Company Transaction Expenses” has the meaning set forth in Section 2.3(a)(i).
“Straddle Tax Period” means any taxable period that begins on or before the Locked Box Date and ends after the Locked Box Date.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
“Tax” (and with correlative meaning, “Taxes” and “Taxable”) means (a) any national, federal, state, provincial, local, municipal, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, harmonized, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, carbon, escheat, unclaimed property, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment, employment or social security or any other tax of whatever kind and any successor type Taxes (or liabilities with respect to Taxes) to the foregoing (including repayments of any grants, subsidies, state aid or similar amounts received or deemed received from any Governmental Authority and any duty fee, assessment, impost or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, including any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any such items, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, joint and several liability, or by reason of being a member of an affiliated, consolidated, combined, unitary or other group for any period, or payable by reason of contract assumption, operation of law, or otherwise, and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any Tax Sharing Agreement, Tax indemnity agreement or any other express or implied agreement to pay or indemnify any other Person whether by contract or otherwise.
“Tax Proceeding” has the meaning set forth in Section 9.3(b).
“Tax Return” means any report, return, form, document, declaration, designation, election or other information or filing that is supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, form, document, declaration, designation, election or other information.
“Tax Sharing Agreements” means any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement, other than pursuant to any ordinary-course commercial contract the primary purpose of which does not relate to Taxes and that is germane to the subject matter of such contract.
“Taxing Authority” means with respect to any Tax, the Governmental Authority having jurisdiction over the assessment, determination, reporting, collection, or administration of any Taxes.

“Technology” means (a) Software, (b) databases, data compilations and collections, and customer and technical data, (c) data centers, (d) methods and processes, (e) devices, prototypes, designs and schematics and (f) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.
“Third Party Claim” has the meaning set forth in Section 10.4(a).
“Trade Compliance Laws” means all applicable export control (including those related to encryption and technology transfers), trade and economic sanctions, customs, import control, and anti-boycott Laws of the United States and any other relevant jurisdictions, including but not limited to (a) the United States Export Administration Act, the Export Control Reform Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and related regulations, including but not limited to the Export Administration Regulations, International Traffic in Arms Regulations and Foreign Trade Regulations to the extent applicable, (b) trade and economic sanctions regulations and related Executive Orders administered by OFAC, and (c) the EU Dual Use Regulation No. 428/2009, as amended, and applicable EU and EU Member States’ trade and economic sanctions laws and regulations.
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.
“Transfer” has the meaning set forth in Section 6.14(a).
“Transfer Taxes” means sales, use, value added, goods and services, documentary, transfer, stamp, stock transfer, real property transfer, state controlling-interest transfer or similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Taxing Authority as a result of, or payable or collectible or incurred in connection with, this Agreement, including the sale of the Sale Shares. For the avoidance of doubt, Transfer Taxes shall not include (a) any income, gains, franchise, or similar Taxes or (b) any withholding Taxes that apply to amounts payable in connection with this Agreement.
“Treasury Regulations” means the United States Treasury Regulations.
“Uncashed-Out Leave Amount” has the meaning set forth in Section 4.16(o).
“Unregistered Shares” has the meaning set forth in Section 6.16(b).
“VAT Law” means the Value-Added Tax Act of Korea (or any corresponding or similar provision of applicable Tax Law).
“Virtual Data Room” has the meaning set forth in Section 1.2(a).
“Warranty Insurer” has the meaning set forth in Section 10.6(b).
“Willful Misconduct” means, with respect to any Person, intentional or reckless wrongdoing, not mere negligence or gross negligence, with respect to the making of the representations and warranties in Article 3 or Article 4 of the SPA, the Seller Disclosure Schedule or any certificate delivered by the Seller in connection with the Proposed Transactions, and “wrongdoing” of the foregoing means malicious conduct or conduct designed to defraud or seek an unconscionable advantage.

Section 1.2Construction.
(a)Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The term “or” will not be deemed to be exclusive. The words “made available to the Purchaser” and words of similar import refer to documents (i) posted to the electronic datasite hosted by Ernst & Young Korea (the “Virtual Data Room”) at least 48 hours prior to the date hereof (the “Cut-Off Time”) or (ii) delivered in person or electronically to the Purchaser or its Representatives at least 24 hours prior to the date hereof. The Seller shall on or around the date hereof deliver (or shall cause to be delivered) to the Purchaser and Warranty Insurer (electronically or on one or more DVDs, CD-ROMs or USB drives) a true, complete and accurate copy as of the Cut-Off Time of the Virtual Data Room containing each of the documents in the Virtual Data Room. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. References to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with its terms thereof and hereof. Any reference herein to “days” shall mean calendar days unless Business Days are expressly specified and, when evaluating a period of time before which, within which or following which any act is to be done or taken pursuant to this Agreement, the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise provided in this Agreement, (x) all monetary values stated herein are expressed in United States currency and all references to “dollars” “USD” or “$” will be deemed references to the United States dollar and (y) all monetary values stated herein are expressed in Korean currency and all references to “KRW” or “₩” will be deemed references to the Korean won. All references to shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the shares which may be made after the date of this Agreement.
(b)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by any Party and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article 2
THE TRANSACTION
Section 2.1Purchase and Sale of the Sale Shares. On the terms, and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all rights, title and interest in and to the Sale Shares, free and clear of any and all Encumbrances and together with all accrued rights and benefits attached thereto.
Section 2.2Purchase Price. The aggregate consideration to be paid by the Purchaser for the sale and transfer of the Sale Shares shall be the amount equal to the sum of the following (the “Purchase Price”): USD 110,000,000 multiplied by (i) the Sale Ratio, minus (ii) the Company Transaction Expenses, minus (iii) an amount equal to any Leakage (other than Permitted Leakage) as set forth in the Leakage Statement. The Purchase Price shall be paid in the following manner: (x) fifteen percent (15%) of the Purchase Price (the “Cash Consideration”) shall be paid in cash pursuant to the terms of this Agreement and (y) the Purchase Price minus the Cash Consideration (the “Consideration Share Amount”) shall be paid by the issuance of the Consideration Shares, rounded off downwards to the nearest whole share, at the Purchaser Share Price pursuant to the terms of this Agreement. For the purpose of clarity and illustration only, Schedule I presents certain potential cases describing division of the Purchase Price between the Cash Consideration and the Consideration Share Amount.
Section 2.3Pre-Closing Deliveries.
(a)The Seller shall deliver, or shall cause the Company to deliver to the Purchaser, not less than two (2) Business Days prior to the Closing:
(i)a statement listing all Company Transaction Expenses which remain outstanding as of the Closing Date, if any, the identity of each Person that is to be paid any Company Transaction Expenses, the total amount payable to each such payee and the wire transfer instructions for each such payee (“Statement of Company Transaction Expenses”). On the Closing Date, if and to the extent applicable, simultaneously with the Closing, the Purchaser shall pay, or cause to be paid, for the account of the Company, by wire transfer of immediately available funds, all of such Company Transaction Expenses set forth in the Statement of Company Transaction Expenses which remain outstanding as of the Closing Date;
(ii)an accounting of any Leakage that occurred or will occur through and including the Closing Date (such statement, the “Leakage Statement”);
(iii)the full legal name of the Seller, the Seller’s street and email addresses, telephone number, taxpayer identification number, bank name and number, bank branch name and address, the account information of the Seller to which the Cash Consideration shall be paid (including SWIFT number, account number and other wire transfer information), and United States brokerage account details; and
(iv)(A) the aggregate amount of the Cash Consideration, calculated in accordance with Section 2.2; and (B) the aggregate amount of the Consideration Shares issuable to the Seller, calculated in accordance with Section 2.2.

Section 2.4Leakage.
(a)The Seller (i) represents and warrants to the Purchaser that, during the period commencing on (and including) the Locked Box Date up to (and including) the date of this Agreement, there has been no Leakage from the Company other than Permitted Leakage, and (ii) undertakes to the Purchaser that there shall be no Leakage from the Company from the date of this Agreement up to the Closing Date other than Permitted Leakage.
(b)Subject to the Closing occurring, in the event of any breach of Section 2.4(a) (to the extent not already accounted for in the calculation of the Purchase Price under Section 2.2), the Seller undertakes to pay and shall pay to the Purchaser on demand a sum equal to the aggregate amount necessary to put the Company into the position it would have been in if such Leakage had not occurred; provided that, any Leakage claim to be made by the Purchaser pursuant to this Section 2.4(b) must be made in writing within six (6) months following the Closing Date (the “Leakage Claim Period”) to the Seller setting out in reasonable detail the Purchaser’s calculation of the amount of Leakage other than Permitted Leakage (such notice, the “Leakage Claim Notice”), and:
(i)if the Purchaser timely delivers the Leakage Claim Notice to the Seller, the Purchaser and the Seller shall attempt in good faith, for a period of ten (10) Business Days, to agree on the amount of the Leakage. If the Parties do not resolve all disputes with respect to the Leakage Claim Notice by the end of such ten (10) Business Day period after the date of delivery of the Leakage Claim Notice, then the Parties shall submit any remaining items in dispute to PricewaterhouseCoopers Korea (“삼일회계법인” in Korean) or, if PricewaterhouseCoopers Korea is not available, another accounting firm of international repute that the Parties mutually agree (such accounting firm, the “Accounting Firm”) for resolution. The Purchaser and the Seller will instruct the Accounting Firm to render its determination with respect to the remaining items in dispute based solely on the information and materials provided by each Party and on the definitions and other terms included herein, by no later than ten (10) Business Days after the engagement of the Accounting Firm by the Parties. The determination by the Accounting Firm shall be final and binding to the Parties, and the determination of the Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm will be shared by the Purchaser and the Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller, respectively, and
(ii)within ten (10) Business Days after the final determination of the amount of Leakage pursuant to this Section 2.4(b), the Seller shall pay to the Purchaser such amount by wire transfer of immediately available funds to an account designated in advance by the Purchaser.
(c)For the avoidance of doubt, the Seller shall have no liability for any Leakage unless it has received the Leakage Claim Notice on the date of or before the expiry of the Leakage Claim Period. The Purchaser acknowledges that, notwithstanding anything to the contrary in this Agreement, the Seller shall have no liability to the Purchaser in respect of any Leakage if the Closing does not occur. The Purchaser’s sole remedy in respect of any claim based on Leakage is contained in Section 2.4(b). Any payment made by the Seller to the Purchaser under this Section 2.4 shall be treated as a reduction of the Purchase Price paid to the Seller. Except in the event of Fraud, Willful Misconduct or willful and material breach, the Seller shall have no liability for any Leakage pursuant to this Section 2.4 to the extent the aggregate liability of the Seller to the Purchaser for Leakage claims exceeds USD [***].

Section 2.5Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Article 7, the closing of the Proposed Transactions (the “Closing”) will take place remotely via the electronic exchange of documents and signatures at 9:00 a.m., Seoul time, on the date which shall be (a) the later of (i) the date that is three (3) Business Days after satisfaction or waiver of the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) October 31, 2023, or (b) at such other time and place as the Purchaser and the Seller may agree in writing. The date on which the Closing actually occurs in Seoul is referred to in this Agreement as the “Closing Date.” Unless the Seller and the Purchaser agree otherwise in writing, the Closing shall be deemed effective as of 12:01:01 a.m., local time, in each applicable jurisdiction on the Closing Date.
Section 2.6Closing Deliveries.
(a)At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:
(i)the Escrow Agreement duly executed by the Seller;
(ii)(1) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for the Purchaser to deliver such notice to the IRS on behalf of the Company after the Closing, and (2) a certification that the Sale Shares are not United States real property interests as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3), in each case, validly executed by a duly authorized officer of the Company;
(iii)all documentation reasonably requested by the Purchaser in connection with its payment obligations pursuant to this Agreement, including all “know your customer” requirements and all other Tax forms from each recipient;
(iv) a certificate, substantially in the form of Exhibit A, dated as of the Closing Date, duly executed by the Seller confirming the satisfaction of the conditions specified in Section 7.1(a) through (g);
(v)resignations, in a form and substance reasonably satisfactory to the Purchaser (which shall include a statement that, as of the Closing date, the Company owes no remuneration, such as severance payments or compensation, to the directors and officers in relation to their roles as directors and officers, as applicable, other than the severance payment the Company has already contributed to the pension plan), which resignations shall be accompanied by those documents necessary for the court registration of such resignations, effective as of the Closing Date of each director and the statutory auditor of the Company, as the Purchaser may have requested in writing prior to the Closing Date;
(vi)a certified copy of (A) the Articles of Incorporation of the Seller and (B) all resolutions of the board of directors or equivalent managing body of the Seller relating to this Agreement and the Proposed Transactions;
(vii)certificates representing all of the Sale Shares, duly endorsed in the name of the Purchaser;

(viii)the shareholders’ registry of the Company duly certified as true and correct by the representative director of the Company evidencing the Purchaser as the registered owner of the Sale Shares; and
(ix)the Sponsor Guaranty, in the form attached hereto as Exhibit E, duly executed by the Sponsor.
(b)At the Closing, the Purchaser will deliver or cause to be delivered:
(i)to the Seller, the Escrow Agreement duly executed by the Purchaser and the Escrow Agent;
(ii)to the Seller, the Consideration Shares by way of book entry transfer in the system maintained by the Deposit Trust Company and in accordance with other applicable terms of this Agreement;
(iii)to the Seller, an amount equal to the Cash Consideration less the Escrow Amount and less the amount of the R&W Insurance Policy Costs by wire transfer of immediately available funds to the accounts as notified by the Seller no later than within three (3) Business Days prior to the Closing Date;
(iv)to the Escrow Agent, an amount equal to the Escrow Amount by wire transfer of immediately available funds to the accounts as notified by the Escrow Agent no later than within three (3) Business Days prior to the Closing Date;
(v)to the Seller, a certificate, substantially in the form of Exhibit B, dated as of the Closing Date, duly executed by the Purchaser confirming the satisfaction of the conditions specified in Section 7.2(a) and (e); and
(vi)if applicable, to the relevant parties the Company Transaction Expenses for which invoices have been submitted to the Purchaser at least two (2) Business Days prior to the Closing Date as set forth on the Statement of Company Transaction Expenses.
Section 2.7Withholding Rights. The Purchaser shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement or with the Proposed Transactions, such amounts as the Purchaser reasonably determines it may be required to deduct and withhold under any provision of applicable Tax Law, and the recipient of any such payment shall use commercially reasonable efforts to provide the applicable withholding agent with all necessary Tax forms. To the extent amounts are so deducted or withheld, such withheld amounts will be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.
Section 2.8Consideration Shares.
(a)The Consideration Shares constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom. Any such transfer shall be subject to compliance with applicable state securities Laws.
(b)The Seller undertakes not to conduct any short selling, enter into any equity swaps or any similar arrangements having an effect on the price of the Purchaser’s securities on Nasdaq Global Select Market or any other market place from the date of this Agreement until and including the Closing Date. To ensure compliance with the restrictions imposed by this Agreement, the Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. The Purchaser shall not be required (i) to transfer on its books any Consideration Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Consideration Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Consideration Shares has been purportedly so transferred.
(c)Each book-entry security entitlement representing any Consideration Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by the Seller in accordance with the terms hereof shall bear the following legends (or substantially similar legends, in addition to any other legends required by law, the Purchaser’s Organizational Documents or any other agreement to which the Seller is a party):
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”
“THE SECURITIES MAY NOT BE USED IN HEDGING TRANSACTIONS UNLESS IN COMPLIANCE WITH THE ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR IN ACCORDANCE WITH REGULATION S OF THE ACT.”
(d)Notwithstanding the foregoing, and subject to Section 6.13, the Seller may transfer Consideration Shares in a transaction that does not constitute a sale under Rule 144 of the Securities Act (i) to an Affiliate of the Seller, (ii) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law, or (iii) if the Seller is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof; provided, however, that (A) the Seller shall give the Purchaser written notice prior to the time of such transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee, and (B) if reasonably requested by the Purchaser, such transferee shall agree in writing, in form and substance reasonably satisfactory to the Purchaser, to be bound by the provisions of this Section 2.8. Any such transfer of such shares pursuant to this Section 2.8(d) is referred to as a “Permitted Transfer,” and any such transferee of shares pursuant to this Section 2.8(d) is referred to herein as a “Permitted Transferee.”
Article 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER
The Seller represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing Date, the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”).
Section 3.1Authority and Enforceability.
(a)The Seller has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Proposed Transactions have been duly authorized by all necessary action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Insolvency and Equity Exceptions”).
(b)The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Seller. Upon execution and delivery each Ancillary Agreement to which the Seller is a party will constitute, the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.
Section 3.2No Conflict. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller nor the consummation of the Proposed Transactions, will (a) (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Shares or any of the properties, rights or assets of the Seller under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) any Contract to which the Seller is a party, by which the Seller or any of its properties, rights or assets is bound or affected or pursuant to which the Seller is an obligor or a beneficiary or (ii) any Law, Judgment or Governmental Authorization applicable to the Seller, or any of its respective businesses, properties, rights or assets, or (b) require the Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except, in the case of clauses (a)(i) and (a)(ii), for such breaches or defaults which are not, and would not reasonably be expected to be, material to the Seller.
Section 3.3Title to Shares. The Seller (a) on the Closing Date will be the sole record holder and beneficial owner of all of the Sale Shares and (b) on the Closing Date will have, good and valid title to all of the Sale Shares free and clear of all Encumbrances. The Seller acquired, or will have acquired, all of such Shares from third parties in compliance with applicable Law. There are no Contracts to which the Seller or any Affiliate of the Seller is a party or by which the Seller or any Affiliate of the Seller is bound, or may become bound, with respect to voting (including voting trusts, agreements or proxies), registration under the Financial Investment Services And Capital Markets Act of Korea, the Securities Act of 1933 (the “Securities Act”) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any equity or voting interests or securities of the Company (other than any sale and purchase agreement(s) entered into in connection with Section 6.14).
Section 3.4Restricted Securities. The Seller is acquiring the Consideration Shares solely for the Seller’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing such capital stock or dividing its participation herein with others, except for resales through transactions registered under the Securities Act or exempt therefrom. The Seller understands and acknowledges that: (a) none of the Consideration Shares to be issued by the Purchaser to the Seller will have been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) other than the obligations set forth in Section 6.13, the Purchaser has no obligation to register or qualify any of such Consideration Shares, and (c) all of such Consideration Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. The Seller will not Transfer or otherwise dispose of any of the Consideration Shares or any interest therein in any manner that may cause any securityholder to be in violation of the Securities Act or any applicable state securities Laws.
Section 3.5Seller Status. The Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as amended (an “Accredited Investor”).
Section 3.6Seller Qualifications. The Seller (a) is a sophisticated Person familiar with transactions similar to the Proposed Transactions, (b) has such knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the acquisition of the Consideration Shares, has the capacity to protect the Seller’s own interests in connection with the Proposed Transactions, and is financially capable of bearing a total loss of the Consideration Shares, (c) has adequate information concerning the business and financial condition of the Purchaser to make an informed decision regarding the acquisition of the Consideration Shares, and (d) has independently and without reliance upon the Purchaser, and based on such information and the advice of such advisors as the Seller has deemed appropriate, conducted the Seller’s own analysis and decision to enter into and be bound by this Agreement. The Seller acknowledges that neither the Purchaser nor any of its Affiliates, officers, directors, employees or agents (x) are acting as a fiduciary or financial or investment adviser to the Seller or (y) have given the Seller any investment advice, opinion or other information on whether acquisition of the Consideration Shares is prudent. The Seller understands that the Purchaser is relying on the accuracy and truth of the representations and warranties of the Seller set forth in this Agreement.
Section 3.7No Bad Actors. The Seller is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Seller has exercised reasonable care to determine whether it is subject to a Disqualification Event. The issuance of the Consideration Shares to the Seller will not subject the Purchaser to any Disqualification Event due to the Seller’s previous activities or status. There are no matters that would have triggered disqualification of the Seller under Rule 506(d)(1) under the Securities Act but that occurred before September 23, 2013.
Section 3.8No General Solicitation. At no time was the Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, internet or other form of general advertising or solicitation in connection with the Consideration Shares.
Section 3.9Legal Proceedings. There is no Proceeding pending or, to the Knowledge of the Seller, threatened, against the Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Proposed Transactions.
Section 3.10Brokers and Finders. No Liability has been incurred to the Company or the Purchaser from any fees or commissions to any broker, finder or agent or any other similar payment by the Seller nor any Person acting on its behalf, if any, in connection with the Proposed Transactions.

Section 3.11Korean Resident. The Seller is Korean resident under the Tax Laws of Korea.
Section 3.12The Locked Box Accounts. The Locked Box Accounts have been prepared in accordance with K-GAAP and fairly represent the assets and liabilities and profit and losses of the Company as of the date on which they have been prepared. The Locked Box Accounts do not (i) materially misstate, or omit any material item regarding, the assets or liabilities of the Company as at the Locked Box Date, or (ii) materially misstate, or omit any material item regarding, the profits or losses of the Company in respect of the period to which they relate.
Article 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
The Seller represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the Seller Disclosure Schedule.
Section 4.1Organization and Good Standing.
(a)The Company is an entity duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to conduct its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the character of the properties, rights and assets it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has neither initiated nor is subject to any bankruptcy, dissolution or liquidation proceedings and, to the Knowledge of the Seller, there are no grounds for such proceedings. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the Laws of general applicability of their respective jurisdictions of organization or those set forth in the Organizational Documents of the Company. The Company has made available to the Purchaser accurate and complete copies of the Organizational Documents of the Company, as currently in effect, and the Company is not in default under or in violation of any provision thereof.
(b)Section 4.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of the Company’s jurisdiction of organization and the other jurisdictions in which it is authorized to do business, and an accurate and complete list of the current directors and officers of the Company.
Section 4.2Authority and Enforceability. The Company has all requisite entity power and authority (i) to execute and deliver each Ancillary Agreement to which it is a party and (ii) to perform its obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement by the Company to which it is a party have been duly authorized by all necessary action on the part of the Company. Upon execution and delivery of each Ancillary Agreement to which the Company is a party, such Ancillary

Agreement will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by Insolvency and Equity Exceptions.
Section 4.3No Conflict. The execution, delivery and performance by the Company of any Ancillary Agreement to which the Company is a party, will (a) (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Interests or any of the properties, rights or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Organizational Documents of the Company, or any resolution adopted by the board of directors, board of managers, or members of the Company, (ii) any Contract to which the Company is a party, by which the Company or any of its properties, rights or assets is bound or affected or pursuant to which the Company is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to the Company or any of its businesses, properties, rights or assets; or (b) except as disclosed in Section 4.3(b) of the Seller Disclosure Schedule, require the Company to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except, in the case of clauses (a)(ii) and (a)(iii), for such breaches or defaults which are not, and would not reasonably be expected to be, material to the Company, taken as a whole.
Section 4.4Capitalization and Ownership.
(a)Section 4.4(a) of the Seller Disclosure Schedule sets forth (i) the number of authorized shares of the Company and the par value per share thereof and (ii) the number of issued and outstanding shares of the Company and the record and beneficial ownership thereof and the number of shares held in treasury or local equivalent as of the date hereof. The Shares represent all of the issued and outstanding Equity Interests of the Company.
(b)The Company has no Subsidiaries.
(c)Except as set forth in Section 4.4(c) of the Seller Disclosure Schedule, (i) there are no equity or voting interests or securities of any class of the Company, or any interest or security exchangeable into or exercisable for such equity or voting interests or securities, authorized, issued, reserved or committed for issuance, or outstanding and (ii) there are no options, warrants, equity securities, equity interests, voting interests, calls, subscriptions, claims of any character, rights, obligations, agreements, commitments or other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity or voting interests or securities of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Except for the Organizational Documents of the Company, there are no Contracts to which the Company or its Affiliate is a party or by which the Company or its Affiliate is bound with respect to the voting (including voting trusts, agreements or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity or voting interests or securities of the

Company. Except as set forth in Section 4.4(c) of the Seller Disclosure Schedule, no holder of Indebtedness of the Company has any right to (i) convert or exchange such Indebtedness for any equity or voting interests or securities of the Company or (ii) solely in its capacity as a holder of such Indebtedness, vote on any matter with respect to the Company.
(d)There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
Section 4.5Financial Statements.
(a)Attached as Section 4.5(a) of the Seller Disclosure Schedule are the following: (i) the audited balance sheet of the Company as of December 31, 2021 and 2022 (the most recent of which, the “Balance Sheet”), and the related audited consolidated statements of income, changes in equityholders’ interests and cash flows for each of the fiscal years then ended, including in each case any notes thereto; and (ii) the unaudited balance sheet and profits and loss statements of the Company as of June 30, 2023 and for the six (6)-month period then ended (the “Interim Financial Statements”, and (i) and (ii) collectively, the “Financial Statements”).
(b)Except as set forth in Section 4.5(b) of the Seller Disclosure Schedule, the Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Company, have been prepared in accordance with K-GAAP, consistently applied throughout the periods involved, and fairly present the financial condition, results of operations, changes in equityholders’ interests and cash flows of the Company as of the respective dates and for the periods indicated therein (except that the Interim Financial Statements have been prepared based on the management accounts of the Company and reflect the best estimates and projections of the management of the Company as of the date hereof, and, subject to notes, comments and other statements contained therein, would not differ materially from the actual financial status, condition or operating results of the Company as of and for the period indicated therein). No financial statements of any Person other than the Company are required by K-GAAP to be included in the financial statements of the Company.
(c)Except as set forth in Section 4.5(c) of the Seller Disclosure Schedule, the Company maintains and since January 1, 2021 has maintained a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of the Company, (ii) that the integrity of its financial statements is maintained, and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations. No independent auditor of the Company has identified or been made aware of (A) any significant deficiency or material weakness in the internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management or any other current or former employee, consultant, contractor or director of the Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (C) any claim or allegation regarding any of the foregoing.
(d)Except as set forth in Section 4.5(d) of the Seller Disclosure Schedule, none of the Liabilities of the Company is guaranteed by or subject to a similar contingent obligation of any other Person. The Company has not guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Company or any of its Affiliates in connection with or relating to the business, properties or assets of the Company.
Section 4.6Books and Records. The books of account, equity interest record books and other records of the Company, all of which have been made available to the Purchaser, are accurate and complete in all material respects and since January 1, 2021 have been maintained in accordance with sound business practices and an adequate system of internal controls. All corporate actions taken by the Company have been properly authorized by the Company’s equityholders, managers, directors or directors’ committees, as applicable. None of the Company’s records, systems, controls, data or information has been recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. At the time of the Closing, all of such books and records will be in the possession of the Company.
Section 4.7Accounts Receivable; Accounts Payable; Bank Accounts; Inventories.
(a)All accounts receivable of the Company are reflected properly on the Financial Statements or the accounting records of the Company as of the Closing Date in the context of the Accounting Rules. The accounts receivable set forth on the Financial Statements will, as of the Closing Date, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim, defense or right of setoff, other than returns, rebates and price protection programs in the ordinary course of business or permitted under applicable Law, relating to the amount or validity of such account receivable.
(b)All accounts payable and notes payable by the Company to third parties reflected on the Financial Statements and arising after the date of the Financial Statements have arisen in the ordinary course of business, have arisen from the purchase of goods or services in the ordinary course of the business, and accurately reflect, in all material respects, all amounts owed by the Company with respect to trade accounts due and other payables as of the date of the Financial Statements or the Closing, as the case may be, in the context of the Accounting Rules, and no such account payable or note payable is delinquent more than ninety (90) days in its payment. The charges, accruals and reserves on the books of the Company in respect of the accounts payable as of the date thereof were recorded in accordance with past practice consistently applied during the periods involved.
(c)Section 4.7(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names as of the date of this Agreement of all Persons authorized to draw or borrow thereon or to obtain access thereto (pursuant to a power of attorney or otherwise).
(d)The inventory of the Company is in the physical possession of the Company or in transit to or from a customer or supplier of the Company and no inventory has been pledged as collateral or otherwise is subject to any Encumbrances (other than a Permitted Encumbrance) or is held on consignment from others. The inventory reflected in the Interim Financial Statements, and the inventory reflected on the books and records of the Company has been, determined and valued on a weighted average price basis, in accordance with K-GAAP, and, in the case of the inventory reflected on the Company’s books and records, on a basis consistent with the

Financial Statements; provided that, with respect to the inventory reflected in the Interim Financial Statements, it reflects the best estimates and projections of the management of the Company as of the date hereof, and is subject to any notes, comments and other statements contained therein with respect thereto. The inventory of the Company was acquired or produced in the ordinary course of business of the Company.
Section 4.8No Undisclosed Liabilities; Indebtedness. The Company has no Liabilities, except for (a) Liabilities accrued or expressly reserved for in line items on the Financial Statements, (b) Liabilities incurred in the ordinary course of business after the Locked Box Date (none of which is a Liability for violations of Law or for tort, infringement or breach of Contract or warranty), (c) the Company Transaction Expenses as set forth on the Statement of Company Transaction Expenses, (d) the Liabilities disclosed in Section 4.8 of the Seller Disclosure Schedule and (e) executory obligations under any Contract of the Company set forth in the Seller Disclosure Schedule that have not arisen from a breach thereof or thereunder.
Section 4.9Absence of Certain Changes and Events. Since the Locked Box Date until the date hereof, the Company has conducted its business only in the ordinary course of business consistent with past practice and no event, circumstance, development, state of facts, occurrence, change or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.9 of the Seller Disclosure Schedule, since the Locked Box Date until the date hereof, there has not been any:
(a)amendment or restatement, or authorization of any amendment or restatement, of the Organizational Documents of the Company that could be expected to delay or otherwise interfere with the consummation of the Proposed Transactions;
(b)change in the Company’s authorized or issued equity interests, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any of its equity or voting interests or securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities or any phantom stock or similar equity-based payment option that are outstanding prior to the date of this Agreement and the repurchase of any equity interests of the Company from former employees or consultants in accordance with Contracts disclosed on the Seller Disclosure Schedule providing for such repurchase in connection with any termination of service;
(c)split, combination or reclassification of any equity interests, or any other change in the capital structure of the Company;
(d)declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of any other equity or voting interests or security of the Company;
(e)(i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness of the Company, (ii) loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, in connection with or relating to the Company, or (iii) entry by the Company into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;
(f)sale, transfer, lease, license or sublicense, pledge, assignment, or other disposition of, on or expiration or lapse of any of its properties, rights or assets of the Company (other than with respect to any

Intellectual Property Rights or sales for fair consideration in the ordinary course of the business consistent with past practices);
(g)acquisition (i) by the Company by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any equity interests of, or by any other manner, any business, line of business, or Person, or (ii) of any inventory, properties, rights or assets that are material to the Company individually or in the aggregate, except purchases of inventory for fair consideration and in the ordinary course of business consistent with past practices;
(h)formation of any Subsidiary of the Company;
(i)damage to, or destruction or loss of, any of its properties or assets with an aggregate value to the Company in excess of USD [***], whether or not covered by insurance;
(j)entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Material Contract or any Contract outside the ordinary course of business consistent with past practice;
(k)other than as required by Law or Contract, (i) adoption, entry into, termination or amendment of any Company Plan or collective bargaining agreement, employment agreement, severance agreement or similar Contract, or except as required by Law or by the terms of any Company Plan as in effect as of the date of this Agreement, (ii) material increase in the compensation or fringe benefits of, or payment of any bonus or benefit to, any director, officer, Service Provider and/or Employee being paid an annual base salary or compensation of USD [***] or more, (iii) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Plans or Contracts or awards made thereunder, (iv) voluntary recognition or promise of neutrality to any labor organization, or (v) any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Plan;
(l)by the Company other than in the ordinary course of business and consistent with past practice (i) hiring of any employee above the level of director or with an annual base salary in excess of USD [***], (ii) engagement of any independent contractor for services expected to result in annual fees in excess of USD [***], or (iii) resignation or termination, or threatened resignation or termination, of the employment of any of its officers or its Key Employees;
(m)planning, announcing, implementing or effecting any reduction in force, lay-off, furlough, early retirement program, severance program or other program or effort concerning the termination of employment of employees;
(n)waiver of, release of, amendment of or failure to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of the Company;
(o)cancellation, compromise, release or waiver of any claim or right (or series of related claims or rights) with a value to the Company exceeding USD [***] or otherwise outside the ordinary course of business;

(p)payment, settlement, discharge, satisfaction or compromise in connection with any Proceeding involving the Company;
(q)capital expenditure or other expenditure with respect to property, plant or equipment in excess of USD [***] in the aggregate for the Company, taken as a whole, except for the capital expenditures set forth in the Company’s business plan or the capital expenditure schedule made available to the Purchaser, including equipment and facilities for secondary batteries for defense business;
(r)material change in payment or processing practices or policies regarding intercompany transactions;
(s)acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable outside the ordinary course of business;
(t)revaluation of any assets, including writing down the value of inventory or writing off notes or accounts receivable by the Company;
(u)making, changing or revocation of any Tax election, changing of any Tax annual accounting period, adoption or changing of any accounting method, filing of any amended Tax Return, entering into of any closing agreement, settlement, compromise, conceding or abandoning of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or failure to pay any Tax as it becomes due; or
(v)agreement or commitment by the Company, whether in writing or otherwise, to do any of the foregoing.
Section 4.10Title to Tangible Assets.
(a)Except as set forth in Section 4.10 of the Seller Disclosure Schedule, the Company has good and marketable title to, or in the case of leased properties and tangible assets, valid leasehold interests in, all of its properties, rights and tangible assets, free and clear of any Encumbrances other than Permitted Encumbrances. The Company has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property and assets (including all Intellectual Property Rights) which are used or held for use in connection with its business, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. All items of tangible personal property or assets of the Company (including all Intellectual Property Rights) which, individually or in the aggregate, are material to the operation of the business of the Company, are (i) in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted), (ii) adequate and suitable for the purposes for which they are presently being used or held for use, and (iii) to the Knowledge of the Seller, free from material defects, both patent and latent, other than such minor defects as do not interfere with the intended use thereof in the conduct of the normal operation of the business of the Company, and there is no need, or pending need, to replace any such items. There are no properties, tangible assets, rights or entitlements relating to the ownership or operation of the business of the Company, which are not owned, licensed or leased by the Company, free and clear of any Encumbrances. Any Permitted Encumbrances on such property, rights or tangible assets of the Company, individually or in the aggregate, do not materially interfere with the current use by the Company of any such property or asset or materially detract from the value of any such property, right or tangible asset or its suitability for use in the operation of the business of the Company.

(b)The Company owns or leases all tangible assets used in or necessary to conduct its business as currently conducted. Each such tangible asset is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and currently planned to be used and has been maintained in accordance with normal industry practice.
(c)The tangible personal property used or held by the Company for use, together with all Leased Real Property, and all other tangible assets and rights (including rights under Contracts) of the Company are sufficient in all respects for the operation of the business of the Company as currently conducted by the Company.
Section 4.11Real Property.
(a)Except the Owned Real Properties set forth in Section 4.11(a) of the Seller Disclosure Schedule, the Company does not own any real property. The Company has good and marketable title to all of the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. There are no leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use of the Owned Real Property; and there are no outstanding options or rights of first refusal to purchase the Owned Real Property. The Company has not received notice of any proposed condemnation proceeding, and to the Knowledge of the Seller, there is no condemnation proceeding threatened with respect to any Owned Real Property.
(b)Section 4.11(b) of the Seller Disclosure Schedule sets forth a list of all real property that is leased or otherwise occupied by the Company (the “Leased Real Property”). The Company holds valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Company has delivered to the Purchaser accurate and complete copies of all leases, subleases, licenses, sublicenses and any other agreements providing rights to use or occupy, in whole or in part, the Leased Real Property (collectively, the “Leases”). The Company has not received notice of any proposed condemnation proceeding, and to the Knowledge of the Seller, there is no condemnation proceeding threatened with respect to any Leased Real Property. With respect to each Lease, the Company has not exercised or given any notice of exercise by such party of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. The Company is not in default in any material respect under any of the Leases. The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder.
(c)In the ordinary course of business, the Company does not use or occupy any real property material to the business other than the Owned Real Property or the Leased Real Property.
(d)Except as set forth in Section 4.11(d) of the Seller Disclosure Schedule, the Company is in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use such Leased Real Property for the purposes for which it is currently being used. The Company has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and the Company has not received notice, and, to the Knowledge of the Seller, of any claim of any Person to the contrary.
(e)All Leased Real Property is suitable for the purpose of conducting the Company’s business as currently conducted. The Leased Real Property constitutes all such property used in or necessary to conduct the business as conducted and as currently planned to be conducted by the Company.

(f)To the Knowledge of the Seller, there are no facts or circumstances that would prevent the Leased Real Property from being occupied or otherwise used by the Company after the Closing in the same manner as prior to the Closing.
(g)All of the Owned Real Property and Leased Real Property and buildings, fixtures and improvements thereon (i) are in good operating condition in all material respects without material structural defects, and all mechanical and other systems located thereon are in good operating condition in all material respects, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.
Section 4.12Intellectual Property.
(a)Section 4.12(a) of the Seller Disclosure Schedule lists (i) all Company Registered IP (identifying the owner and registration/application details of each), (ii) all material unregistered trademarks, including social media account names, that are Owned Intellectual Property (identifying the owner of each and jurisdictions in which they are used), and (iii) all Intellectual Property Rights owned or purported to be owned by third parties, including all Software, that are exclusively licensed to the Company (“Exclusively Licensed Third Party Intellectual Property”) (identifying the licensee of each). With respect to each item of Company Registered IP: (A) each such item is currently in compliance with all formal legal requirements to maintain and protect such Company Registered IP (including payment of filing, examination and maintenance fees, Taxes and proofs of use and the filing of all necessary documents with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining and protecting such Intellectual Property Rights); and (B) each such item is subsisting and unexpired, and to the Knowledge of the Seller, is valid and enforceable. Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule, there are no actions that must be taken by the Company within ninety (90) days of the Closing Date, with respect to any item of Company Registered IP to maintain and protect the same. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered IP or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise negatively affect the enforceability of any Company Registered IP.
(b)Except as set out in Section 4.12(b) of the Seller Disclosure Schedule, the Company is the sole and exclusive owner of the Owned Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances, and own or otherwise have valid and enforceable rights to use all other Intellectual Property Rights used or held for use in any of the Company’s business as presently conducted. There is no Intellectual Property owned by the Company that is primarily related to the business of the Company that is not solely and exclusively owned by the Company, free and clear of all Encumbrances except Permitted Encumbrances.
(c)The conduct of the business of the Company, has not and does not Infringe, and, when conducted in substantially the same manner by the Purchaser or any of its Affiliates or the Company after the Closing, will not Infringe any Intellectual Property Rights of any Person. The Company is not subject or party to any past, pending or threatened Proceeding or judgement or stipulation related to Intellectual Property Rights and the Company has not received any written notice of the same (including offers to grant a license or cease and desist letters). To the Knowledge of the Seller, no Person has Infringed or is Infringing any Owned Intellectual Property or any Exclusively Licensed Third Party Intellectual Property. The Company has taken commercially reasonable steps to protect the Owned Intellectual Property, including by requiring each Person with access to Trade Secrets of the Company to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status.
(d)Except as set out in Section 4.12(d) of the Seller Disclosure Schedule, each current or former employee of the Company and any other Person that has contributed to the creation, invention, development or modification of any Owned Intellectual Property has assigned in writing to the Company all of its rights in same. No trade secret material to the business of the Company as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by the Company to any of its former employees, employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of such trade secret material. The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the trade secrets held by the Company and any other non-public proprietary information, which measures are reasonable in the industry in which the Company operates.
(e)Except as set out in Section 4.12(e) of the Seller Disclosure Schedule, no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has a claim or right (including license rights) to, or has provided or is providing funding (including tax incentives or relief), facilities or resources used in the development of any Owned Intellectual Property or any Company Product. There is no Proceeding or claim pending, asserted or, to the Knowledge of the Seller, threatened, against the Company concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any outcomes derived from the projects funded by Governmental Authorities except as disclosed in Section 4.12(e) of the Seller Disclosure Schedule.
(f)The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product, Company Technology or other Owned Intellectual Property: (i) require its disclosure, licensing or distribution in source code form to any person, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company, or any of its Affiliates (including, after the Closing Date, the Purchaser or any of its Affiliates) with respect to any Intellectual Property Rights owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property Rights, or (v) impose any other material limitation, restriction, or condition on the right or ability of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company, the Company has at all times been in material compliance with all applicable licenses with respect thereto, including all notice and attribution requirements.
(g)Neither the Company, nor any other Person acting on its behalf, has disclosed, licensed, released, or delivered to any Person, or is subject to any current or contingent obligation to disclose, license, release, or deliver to any Person (including any escrow agent), any Source Materials of any Owned Intellectual Property, Company Product, or Company Technology except for disclosures to employees of the Company under binding written confidentiality agreements.
(h)All Company Products, Company Technology and Software owned or purported to be owned by the Company are free of any Harmful Code. The Company has taken commercially reasonable steps to protect the same from Harmful Code.

(i)The Company currently is not, and has not been, a member or promoter of, or a contributor to, any industry standards body or other organization that produces or maintains standards or specifications (“Standards Body”). The Company has not made any written promises, declarations or commitments, or is otherwise bound by any obligations, to any Standards Body, including such commitments and obligations arising from any membership agreements, by-laws or policies. None of the Owned Intellectual Property or the Exclusively Licensed Third Party Intellectual Property is subject to any written promise, declaration, commitment or obligations requiring its disclosure to any Standards Body or its licensing on fair, reasonable or non-discriminatory terms. The Company has not made or refused an offer to license in breach of any promise, declaration, commitment, or obligation to a Standards Body made by or otherwise binding on such member.
(j)All Company Products and Company Technology perform in all material respects in accordance with the design specifications to which such Company Products and Company Technology were developed. All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company for any current or potential customer were performed properly and in conformity with all applicable Laws.
(k)The IT Systems used in the operation of the business of the Company are (i) adequate in all material respects for their intended use and for the operation of the business of the Company, (ii) in good material working condition (normal wear and tear excepted), and (iii) do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the such IT Systems.
(l)None of the Company Technology constitutes “National Core Technology” as defined in the Act on Prevention of Leakage and Protection of Industrial Technology of Korea (“Korea Leakage and Protection Act”). Subject to filing of the foreign direct investment reports in connection with the Proposed Transactions, the execution and performance of this Agreement will not be prohibited or otherwise prevented under the Korea Leakage and Protection Act, the Korean Foreign Trade Law, the Korean Foreign Investment Promotion Act or the Defense Acquisition Program Act of Korea.
(m)None of the applications, registrations and filings for Intellectual Property that have been registered, filed or certified by any Governmental Authority is subject to any action and no such action is pending or, to the Knowledge of the Seller, threatened against the Company.
(n)Section 4.12(n) of the Seller Disclosure Schedule lists, in reasonable detail, any and all current-generation lithium ion-based pouch-type battery cells, battery packs and battery products that are currently under development as of the date hereof in research and development process. Each such battery cell, battery pack or battery product constitutes solely an improvement on current-generation lithium ion-based batteries.
Section 4.13Material Contracts.
(a)Section 4.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Contract (or group of related Contracts) to which the Company is a party, by which the Company or any of the properties, rights or assets of the Company is bound or affected, or pursuant to which the Company is an obligor or beneficiary (provided that, for the avoidance of doubt, such list shall not group or differentiate such Contracts based on the categories below or any particular order, other than with respect to clauses (xiii) and (xxiii) below), which:

(i)contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of the Company;
(ii)is for capital expenditures in excess of KRW [***];
(iii)is for the purchase, sale or delivery of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves, in each case, an amount or value in excess of KRW [***];
(iv)is a mortgage, advance (other than advances for travel and other appropriate business expenses), indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;
(v)is a Lease or any other lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than KRW [***] and a term of less than one year);
(vi)is with any agent, distributor or other representative that is not terminable without penalty on thirty (30) days’ or less notice involving an annual commitment or payment in excess of KRW [***];
(vii)is with a Material Supplier or a Material Customer;
(viii)is a Contract relating to Intellectual Property Rights or IT Systems, other than (A) any non-exclusive license to use any Intellectual Property Rights in a Company Product granted by the Company in the ordinary course of business or (B) any Software licensed to any of the Company under generally and commercially available non-negotiated standardized shrinkwrap or clickwrap licenses and that is not incorporated into any Company Product with annual fees of less than KRW [***];
(ix)is for the employment of, or receipt of any services from, any director or officer or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of KRW [***];
(x)is a works council or other agreement with any labor union or employee representative group;
(xi)provides for severance, change in control, termination, change in control or similar pay to any current or former directors, officers, employees or independent contractors;
(xii)provides for a loan or advance of any amount to any director or officer, other than advances for travel and other appropriate business expenses in the ordinary course of business;
(xiii)is with an Affiliate, director or officer of the Seller or the Company;
(xiv)contains any “non-competition,” “non-solicitation,” exclusive dealing arrangement or “no-hire” provision that restricts the Company;

(xv)licenses any Person to manufacture, reproduce or distribute any Company Product or Company Technology or any Contract to produce, sell or distribute any Company Product or Company Technology (including granting any exclusive rights to make, sell or distribute any Company Product);
(xvi)is a joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or other similar Contract involving (A) any joint conduct or sharing of any business, venture or enterprise, (B) a sharing of profits or losses or (C) pursuant to which the Company has any ownership interest in any other Person or business enterprise;
(xvii)is a Contract for (A) the sale of any of the business, properties, rights or assets of the Company other than in the ordinary course of business, (B) the grant to any Person of any preferential rights to purchase any of the Company’s properties, rights or assets, or (C) the acquisition by the Company of any operating business, properties, rights or assets, whether by merger, purchase or sale of equity interests or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);
(xviii)is a membership agreement, stockholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal agreement, co-sale agreement or registration rights agreement;
(xix)(A) grants rights of first refusal, rights of first negotiation or similar rights, (B) grants any “most favored nations” or similar rights, or (C) otherwise prohibits or limits the right of the Company to make, sell or distribute any products or services, including the Persons to whom the Company may sell products or deliver services;
(xx)involves (A) payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company, or (B) minimum or guaranteed payments by the Company to any Person (other than employment or services related Contracts covered by sub-clause (viii));
(xxi)requires the Company to purchase its total requirements of any product or service from any Person, contains “take or pay” provisions, or contains minimum purchase requirements;
(xxii)is a power of attorney granted by or on behalf of the Company;
(xxiii)is a Government Contract or involves a Government Bid;
(xxiv)is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;
(xxv)provides for ongoing indemnification obligations, other than in respect of the performance of the Company’s obligations under Contracts or other arrangements to which the Company is a party for goods or services furnished by or to it;
(xxvi)is a release, resolution or settlement agreement with respect to any pending or threatened Proceeding entered into within three (3) years prior to the date of this Agreement;
(xxvii)was entered into other than in the ordinary course of business and that involves an amount or value in excess of KRW [***] or contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xxviii)includes any Liability of the Company in connection with unsold inventories of the Company used in or held for use in connection with the business of the Company; or
(xxix)is otherwise material to the business, properties, rights, assets or Liabilities of the Company under which the consequences of a default or termination would or would reasonably be expected to have a Material Adverse Effect.
Each Contract required to be listed in Section 4.13(a) of the Seller Disclosure Schedule, a “Material Contract.”
(b)The Seller has delivered or made available to the Purchaser correct and complete copies of the Material Contracts (except, for the avoidance of doubt, any documents related to the Material Contracts that are not material to the transactions to which the Material Contracts are subject and the absence of which would not render the information regarding such Material Contracts to be misleading in any material respect). With respect to each Material Contract:
(i)such Material Contract is legal, valid, binding, enforceable, and in full force and effect, except to the extent it has previously expired in accordance with its terms;
(ii)except as set forth in Section 4.13(b)(ii) of the Seller Disclosure Schedule, the Company and, to the Knowledge of the Seller, the other parties to such Material Contract have performed all of their respective obligations required to be performed under such Material Contract;
(iii)neither the Company nor, to the Knowledge of the Seller, any other party to such Material Contract has exercised any termination rights or, in the case of the other party, indicated to the Company in writing, or to the Knowledge of the Seller orally, such party’s intent to terminate such Material Contract, in each case other than termination at the end of the such Material Contract’s term in accordance with its terms;
(iv)neither the Company nor, to the Knowledge of the Seller, any other party to such Material Contract is or is alleged to be in breach or default under such Material Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Company or, to the Knowledge of the Seller, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, repudiation, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of Shares or any of the properties, rights or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, such Material Contract, nor has the Company given or received notice or other communication alleging the same; and
(v)(A) such Material Contract is not under negotiation, (B) no written demand for any renegotiation of such Material Contract has been made, (C) no party to such Material Contract has repudiated any portion of such Material Contract, (D) to the Knowledge of the Seller, no party to such Material Contract does not intend to renew it at the end of its current term, and (E) to the Knowledge of the Seller, no party to such Material Contract intends terminate such Material Contract or materially reduce the volume of products, goods or services sold to or acquire from the Company.

(c)To the Knowledge of the Seller, no director, agent, employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information used or held for use in connection with, necessary for or relating to the business, or (iii) the ability of the Company to conduct its business, or any portion thereof, as currently conducted or as currently proposed to be conducted.
Section 4.14Tax Matters.
(a)The Company has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is true, correct and complete in all respects. The Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). The Company has not requested an extension of time within which to file any Tax Return which has not since been filed. The Seller has made available to the Purchaser accurate and complete copies of all Tax Returns of the Company (and its predecessors) for the prior five (5) tax years.
(b)The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with the Accounting Rules. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Locked Box Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to the Purchaser on or prior to the Closing Date. The Company has not incurred any liability for Taxes since the Locked Box Date outside of the ordinary course of business. All payments of estimated Taxes have been made in the ordinary course of business consistent with past practice.
(c)Except as set forth in Section 4.14(c) of the Seller Disclosure Schedule, no Governmental Authority has assessed or will assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, provincial, local or foreign audits or other Proceedings have been conducted within the last five (5) years, are pending or being conducted, nor has the Company received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. The Company has not granted nor been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency. The Seller has made available to the Purchaser accurate and complete copies of all notices of Tax audit results (“세무조사결과 통지서” in Korean) and statements of deficiencies assessed against or agreed to by the Company in respect of the three (3) preceding tax years of the Company.
(d)All Tax deficiencies that have been claimed, proposed or asserted in writing against the Company have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(e)No claim has been made by a Taxing Authority of a jurisdiction where the Company has not filed Tax Returns claiming that the Company may be subject to taxation by that jurisdiction. The Company has not, or has not had, any (i) place of management, (ii) branch, (iii) office, (iv) place of business, (v) operations or employees, (vi) agent with binding authority, or (vii) any other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the jurisdiction in which the Company is incorporated, continued or organized.
(f)The Company (i) is not a party to or bound by any Tax Sharing Agreement, Tax indemnity obligation or similar contract with respect to Taxes (other than a Contract the primary purpose of which does not relate to Taxes), (ii) has not requested, received, or entered into any Tax ruling, loss determination, or advance pricing contract with any Taxing Authority, (iii) is not bound by, has agreed to or is not required to make any adjustments pursuant to Corporate Tax Act of Korea, Adjustment of International Taxes Act of Korea, VAT Law (or any corresponding or similar provision of applicable Tax Law), (iv) is not liable for the taxes of any other Person as a transferee or successor, by operation of Law or otherwise, or (v) has not ever been a member of a group of companies that file consolidated, combined, join, unitary, or similar Tax Returns.
(g)The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) improper use of or change in a method of accounting during a Tax period ending on or prior to the Closing Date, (ii) closing agreement (or similar agreement under any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law), or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of applicable Tax Law).
(h)Except as set forth in Section 4.14(h) of the Seller Disclosure Schedule, the Company (i) has complied with applicable Tax Law relating to the payment, reporting and withholding and collection of Taxes, including withholding taxes, (ii) has, within the time and in the manner prescribed by applicable Tax Law, withheld from payments to third parties (including employee wages or consulting compensation) and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under applicable Tax Laws, and (iii) has timely filed all withholding Tax Returns, for all periods.
(i)The Company has collected all sales, use value-added, goods and services, harmonized sales and other similar indirect Taxes required to be collected, and has remitted such amounts to the appropriate Governmental Entity in compliance with all applicable sales and use Tax Laws (or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents, in each case, in compliance with all applicable Tax Law).
(j)All transactions or arrangements between the Company and/or any other companies or persons affiliated to the Company are and were effected at arm’s length terms and have been made in full compliance with applicable transfer pricing law and regulations. None of the transactions between the Company and any other companies or persons affiliated with the Company is subject to any material adjustment, apportionment, allocation or recharacterization under any Applicable Law.

(k)The value of the Company is not, and has not been at any time, at least fifty percent (50%) attributable to real property owned by the Company.
(l)The Company has not participated in a distribution of stock qualifying for Tax-free treatment under Tax Law.
(m)The Company has not be granted any Tax holidays or incentives in the last three (3) years prior to the date of this Agreement.
(n)No closing agreements, private letter rulings, Tax decisions, or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company. The Company has not requested or received a ruling from any Taxing Authority. The Company is not party to an arrangement or agreement with any Taxing Authority that requires it to take any action or to refrain from taking any action relating to Taxes or that would be terminated as a result of the transaction contemplated by this Agreement.
(o)The Company does not have and has not had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax. To the knowledge of the Seller, the Company is not currently and has not ever been treated as or deemed to be a U.S. corporation or a corporation otherwise subject to U.S. taxation under any provision of U.S. tax law.
(p)The Company has not filed an entity classification election Form 8832 under Section 7701 of the Code and is a classified as a corporation for U.S. federal tax purposes.
(q)There are no material Encumbrances upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax.
(r)The Company (i) is in compliance with all applicable Tax Law relating to escheat and unclaimed property, (ii) has submitted to the appropriate Tax Authority all amounts required to be paid thereunder, and (iii) has filed all statements, returns, and reports required to be filed thereunder.
(s)The Company is duly registered for all Taxes in the nature of goods and services tax, harmonized sales tax, value added taxes, sales taxes and similar taxes for which it is required to be registered.
Section 4.15Employee Benefit Matters.
(a)Section 4.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Company Plans. No Company Plan has any participants who are not Employees or former employees of the Company or their eligible dependents or beneficiaries. No Company Plan is sponsored by an entity that is not the Company.
(b)The Company has made available to the Purchaser an accurate and complete copy of (i) each Company Plan, including plan documents, plan amendments and any related trusts, and (ii) in respect of any Company Plan, all notices that were given by any Governmental Authority, to the Company since January 1, 2021.

(c)No Company Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy, or has any material unfunded benefit obligation.
(d)Except as required by applicable Law, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Company obligated to provide health or welfare benefits to any Employee following such Employee’s retirement or other termination of service.
(e)Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in material compliance with all applicable Laws. All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Financial Statements to the extent required. All returns, reports, and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.
(f)To the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to result (i) in a material increase in premium costs of any Company Plan that is insured or (ii) a material increase in the cost of any Company Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Knowledge of the Seller, is threatened, which would reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Company to any Governmental Authority or any other Person, and, to the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to any such Liability.
(g)The Company has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees, subject to the statutory procedures for amendment of the rules of employment under Korean Laws, the applicable Laws on human rights, discrimination, termination of employment and constructive dismissal.
(h)The consummation of the Proposed Transactions (either alone or in conjunction with any other event) will not (i) result in any payment becoming due, or increase the amount of any compensation due; (ii) result in the acceleration of the payment or vesting of any compensation or benefits; (iii) cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan; or (iv) constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Company.
(i)The Company will not be required to “gross up” or otherwise compensate any individual because of the imposition of any Tax on any compensatory payment to such individual.
(j)Each Company Plan has been administered in compliance with its terms and the operational and documentary requirements under the Act on the Guarantee of Employees’ Retirement Benefits of Korea and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(k)The Company has timely paid any and all accrued severance payments in accordance with applicable Laws and Company Plans.
Section 4.16Employment and Labor Matters.
(a)Section 4.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Employees, stating such employee’s (i) title or position, (ii) date of hire, (iii) work location (including city and state), (iv) secondment status and location of secondment (if applicable), (v) current annual base compensation rate (salary or hourly), (vi) full or part-time status, (vii) active or leave status (and, if on leave, the nature of the leave and the expected return date), and (viii) work authorization (including visa type and status, if applicable) (such list, the “Employee List”). To the Knowledge of the Seller, no officer or Key Employee of the Company intends to terminate his or her employment with the Company.
(b)The Company engages no Service Provider under any Contract for its business or operations.
(c)The Company has delivered to the Purchaser standard form or template employment agreements used by the Company. No Employee has entered into an employment agreement with the Company that materially deviates from the Company’s standard forms or templates. All Employees are employed in and working from Korea.
(d)The Company is not, nor has been, a party to or bound by any collective bargaining agreement, labor agreement, agreement with any employee representative or other Contract (including, but not limited to, any recognition agreement or arrangement), whether oral or in writing, and whether official, unofficial or existing by reason of custom and practice, and whether or not legally binding, with any labor union or representative of any employee group, nor is any such Contract being negotiated by the Company. None of the Employees belongs to any union or other employee representative body or organization for the purpose of collective bargaining, negotiation, information or consultation, and the Company does not recognize any such labor union or other employee representatives or organization for the purpose of collective bargaining, negotiation, information or consultation, and no such labor union or other employee representative body or organization has, since January 1, 2021, made any demand (whether formal or informal) or applied for recognition or certification with respect to any current or former employees (or independent contractors). The Company has not done any act which might be construed as recognition of any labor union or for the establishment of any employee representative body or any similar organization. To the Knowledge of the Seller, there have not been any union organizing, election or other activities made or threatened at any time since January 1, 2021 by or on behalf of any union, employee representative body or other labor organization or group of employees with respect to any employees of the Company. There is no union, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Proposed Transactions.
(e)Since January 1, 2021 (and prior to January 1, 2021, to the Knowledge of the Seller) the Company has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage, industrial action or labor dispute (including any action short of strike action), nor to the Knowledge of the Seller is any such action threatened or anticipated. To the Knowledge of the Seller, there is no unfair labor practice charge, common or related employer application, employee grievance charge, or other charge or complaint outstanding, or threatened against or affecting, the Company.

(f)The Company has complied in all material respects with all applicable Laws and its own policies, handbooks, work rules relating to labor and employment matters, including the classification and compensation of employees, contingent workers and independent contractors, fair employment practices, terms and conditions of employment, data privacy, contractual obligations, equal employment opportunity, nondiscrimination, workplace violence and harassment, disability and accommodation rights, pay equity, leaves of absence, immigration, wages, hours of work and overtime, benefits and pensions, workers’ compensation or workplace safety and insurance (including any applicable Law concerning health and safety issues related to COVID-19, and any applicable COVID-19 Measures), employee termination, plant closings and changes in operations, unemployment insurance, the payment of social security and similar Taxes, occupational safety and sick leave (including under any applicable Laws concerning COVID-19-related paid sick leave or other benefits).
(g)To the Knowledge of the Seller, there is no Proceeding pending or, to the Knowledge of the Seller, threatened against or affecting the Company, relating to the alleged violation by the Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.
(h)The Company is not, and since January 1, 2021 has not been, a party to a settlement agreement with a current or former employee, officer, director or independent contractor that relates primarily to allegations of discrimination, sexual harassment or sexual misconduct. To the Knowledge of the Seller, since January 1, 2021, no allegations of discrimination or sexual harassment, sexual misconduct have been made against: (i) any director or officer of the Company, in his, her or their capacity as a director or officer of the Company; or (ii) any current or former employee in connection with his or her employment.
(i)To the extent the Company is aware of any Employee who has tested positive for, or has had suspected cases of, COVID-19, the Company has taken reasonable precautions with respect to such individuals in line in all material respects with guidance issued by any applicable Governmental Authorities.
(j)Since January 1, 2021, the Company has not implemented any plant closing or layoff of employees that could give rise to any liabilities of the Company under the Labor Standards Act of Korea and Employment and Labor Trade Union and Labor Relations Adjustment Act of Korea or implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law.
(k)Other than as set forth in Section 4.16(k) of the Seller Disclosure Schedule, the Company has or will have no later than the Closing Date, paid all accrued fees, bonuses, commissions, wages, severance and accrued vacation pay to the Employees and Service Providers due to be paid through the Closing Date. All sums due for fees, wages, contributions, premiums and other payments due or required to be paid in connection with each Company Plan, and all vacation time owing has been duly and adequately accrued in all material respects in the Financial Statements. The Company has no Liabilities for unemployment or social security insurance payments or any other amounts required by Korean Law. All interim severance payments made to employees of the Company qualify as “Interim Severance” payments for purposes of the Employee Severance Income Security Act in Korea.
(l)The Company has paid, in full, all amounts due and owing under all applicable workers’ compensation, occupational health and safety and other similar Laws in all jurisdictions in which it does business (to the extent required by applicable Law). All current employer contributions, assessments and filings, including, but not limited to, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under the applicable workers’ compensation or workplace safety and insurance legislation and occupational health and safety legislation have been paid by the Company. The Company has not been subject to any special or penalty assessment or surcharge, including, but not limited to, experience rating surcharges under such legislation, and, to the Knowledge of the Seller, there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such legislation or the applicable experience rating plan or program.
(m)The Company has not adopted, whether formally or informally and whether in writing or otherwise, any policy, custom or practice of making redundancy or severance payments, nor has it historically made any such redundancy or severance payments.
(n)To the Knowledge of the Seller, no current director, officer, employee or independent contractor is in any respect in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, non-competition agreements, restrictive covenant or other obligation to the Company.
(o)Section 4.16(o) of the Seller Disclosure Schedule sets forth an accurate and complete list of all uncashed-out amounts (in KRW) of employee leave entitlements or accruals for each Employee as of July 31, 2023 (in the aggregate, the “Uncashed-Out Leave Amount”).
Section 4.17Environmental, Health and Safety Matters. Since January 1, 2021:
(a)Except as set forth in Section 4.17(a) of the Seller Disclosure Schedule, the Company has been, in compliance in all material respects with all, and not subject to any material Liability under any, Environmental Laws. Without limiting the generality of the foregoing, the Company has obtained and complied in all material respects with all material Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of the business of the Company.
(b)The Company has not received any notice, report or other written communication, and the Company is not subject to any pending, or to the Knowledge of the Seller, threatened Proceedings by any Governmental Authority or other third party, regarding any actual, alleged or potential violation of or Liability under any Environmental Law relating to the Company, any Leased Real Property, or other property or facility currently owned, operated or used by the Company, that not have been remediated, resolved or otherwise addressed in compliance with applicable Environmental Laws.
(c)No Hazardous Material, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Knowledge of the Seller, has ever been present at the Leased Real Property in connection with the operation of the business of the Company or, to the Knowledge of the Seller, as a result of the acts or omissions of any third party. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to, or released any Hazardous Material, and, to Knowledge of the Seller, there have been no Releases or disposal of Hazardous Material by any third party at, on, or under the Leased Real Property or other property owned, operated or used by the Company, in each case, in a manner that has given rise to or would reasonably be expected to give rise to a violation of or material Liability under Environmental Laws.

(d)The Company has not, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any material Liability, including any material obligation for corrective or remedial action, of any other Person relating to any Environmental Law.
(e)The Company has made available to the Purchaser accurate and complete copies of all environmental Governmental Authorizations, reports, investigations, audits, and correspondence with any Governmental Authority possessed or initiated by the Company relating to environmental conditions of the Leased Real Property and any other property currently owned, operated or used by the Company, and its compliance with Environmental Law.
(f)To the Knowledge of the Seller, neither this Agreement, nor the consummation of any of the Proposed Transactions, will result in any obligation for site investigation or cleanup, or Consent or Governmental Authorization of, notice to, or filing or registration with, any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.
Section 4.18Compliance with Laws and Governmental Authorizations.
(a)Without limiting the scope of any other representation in this Agreement, the Company is in material compliance and has complied in all material respects with all, and the Company has not violated in any material respect any, Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. The Company has not received since January 1, 2021 any written notice, warning letter, or similar communications that (i) alleges a violation of, or asserts a failure to comply with, any applicable Law, Judgment or Governmental Authorization, or (ii) imposes an obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. There is no pending or, to the Knowledge of the Seller, threatened regulatory action, investigation or inquiry of any sort (other than nonmaterial routine or periodic inspections or reviews) against the Company.
(b)Section 4.18(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Governmental Authorizations held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company all of which are valid and in full force and effect, and have not lapsed, expired, or been cancelled, terminated or withdrawn. Such Governmental Authorizations collectively constitute all of the Governmental Authorizations necessary for the lawful operation of the business of the Company as currently conducted, and necessary for the lawful ownership and use of the Company’s properties and assets. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Governmental Authorization is pending, or, to the Knowledge of the Seller, threatened, and to the Knowledge of the Seller, there isn’t any valid basis for any such Proceeding, including the Proposed Transactions. The Company is not in default under or violation in any material respect of and, to the Knowledge of the Seller, no event has occurred which, with notice or the lapse of time or both, would constitute a default under or violation in any material respect of any term, condition or provision of any material Governmental Authorization to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Knowledge of the Seller there are no facts or circumstances which could form the basis for any such default or violation.
Section 4.19No Government Contracts or Subcontracts. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, the Company is not, and at any time since January 1, 2021 has not been, p arty to any Government Contract or Government Bid. The Company is not, and has not been, at any time since January 1, 2021, subject to or in violation of any requirement imposed by any of the Procurement Laws.
Section 4.20Legal Proceedings. Section 4.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of (a) all material Judgments to which the Company, or any of the properties or assets owned or used by the Company, is or has since January 1, 2021, been subject and (b) all pending Proceedings (i) by or against the Company, (ii) to the Knowledge of the Seller, by or against any of the directors or officers of the Company in their capacities as such, or (iii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Proposed Transactions. To the Knowledge of the Seller, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.
Section 4.21Material Customers and Material Suppliers.
(a)Section 4.21(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest customers of the Company during the 12-month period ended on December 31, 2022 (determined on the basis of the total dollar amount of net revenues) (each, a “Material Customer”) showing the dollar amount of net revenues from each such Material Customer during each such period. The Company has not received any written notice or, to the Knowledge of the Seller, has not had any reason to believe that any Material Customer (i) has ceased, or will cease, to use the products, goods or services of the Company, (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of the Company, (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Company, including in the case of the preceding sub-clauses (i)-(iii) after the consummation of the Proposed Transactions, or (iv) has otherwise threatened to take any action described in the preceding clauses (i)-(iii) as a result of the consummation of the Proposed Transactions. No Material Customer of the Company has any right to any credit or refund for products or goods sold or services rendered or to be rendered by the Company pursuant to any Contract with the Company, other than pursuant to its normal course return policy. With respect to the products or goods that are for military use only, no Material Customer that is a military tier 1 customer purchases products or goods similar or equivalent to the products or goods purchased from the Company from a source other than the Company.
(b)Section 4.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest suppliers to the Company during the 12-month period ended on December 31, 2022 (determined on the basis of the total dollar volume of purchases during such periods) (each, a “Material Supplier”) showing the dollar amount of the purchases from each such Material Supplier during such period. The Company has not received any written notice nor, to the Knowledge of the Seller, has any reason to believe that, as a result of the consummation of the Proposed Transactions or otherwise, there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such Material Supplier will not sell raw materials, supplies, merchandise and other goods and services to the Company at any time after the Closing on terms and conditions similar to those used in its current sales to the Company, subject to general and customary price increases.
Section 4.22Insurance. Section 4.22 of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all certificates of insurance, binders for insurance policies and insurance maintained by the Company (the “Company Insurance Policies”). The Company Insurance Policies are valid, binding and enforceable, all premiums due and payable thereunder have been paid, and the Company i

s otherwise in compliance in all material respects with the terms thereof. To the Knowledge of the Seller, there is no threatened termination of, or material premium increase with respect to, any Company Insurance Policy. No material claims have been asserted by the Company (including with respect to insurance obtained but not currently maintained). The Company has not failed to give in a timely manner any notice of any claim that may be insured under any Company Insurance Policy and there are no outstanding claims which have been denied or disputed by the insurer. The Company maintains in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Company against insurable losses, damages, claims and risks to or in connection with or relating to its business, properties, assets and operations. The Company has not maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.
Section 4.23Related Party Transactions.
(a)Section 4.23(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts, transfers of assets or Liabilities or other commitments or transactions relating to the business, whether or not entered into in the ordinary course of business, to or by which the Company, on the one hand, and any Affiliate of the Company on the other hand, is a party or otherwise bound. Each Contract, transfer of assets or Liabilities or other commitment or transaction required to be set forth in Section 4.23(a) of the Seller Disclosure Schedule was on terms and conditions as favorable to the business of the Company as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.
(b)No Seller, any director, officer or employee of the Company, or an Affiliate of the Seller (each, an “Associate”), (i) owns or since January 1, 2021 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) except as set forth in Section 4.23(a) of the Seller Disclosure Schedule, any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company, (B) any Person that has had business dealings or a financial interest in any transaction with the Company, or (C) any Person that is a supplier, customer or competitor of the Company except for securities having no more than one percent (1%) of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since January 1, 2021, business dealings or a financial interest in any transaction with the Company, other than, in the case of employees of the Company, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business, or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company.
Section 4.24Personal Data; Data Security.
(a)The Company has complied and is in compliance with, and caused its operations and activities to be in compliance with all (i) Privacy Policies, (ii) applicable Laws and (iii) Contracts to which the Company is a party or which otherwise bind the Company in the case of (ii) and (iii) relating to (A) the data protection data privacy or data security or (B) the collection, storage, use, transfer and any other processing of any Personal Data collected, stored, processed or used by or on behalf of the Company in any manner or stored or maintained by third parties on behalf of the Company. The Company has obtained all requisite Consents of Governmental Authorities or other Governmental Authorizations and all requisite Consents from each Person subject of the Personal Data (including in each case any required notices to such Persons) to the extent required under applicable Law or the data protection policies and contractual and fiduciary obligations of the Company. The execution, delivery and performance of this Agreement, including the transfer of data or databases or the change of data controller and data processor related thereto, complies with applicable Law and with the applicable notices and policies of the Company relating to data protection, data privacy and Personal Data. There have been no complaints, claims or warnings made or concerns raised by any Person (including any Governmental Authority) in respect of the Company’s compliance with the same.
(b)The Company has taken commercially reasonable measures (including implementing, and monitoring compliance with, technical, administrative and physical security) to maintain and protect the integrity, security, redundancy, and continuous operation of all IT Systems used by or on behalf of the Company, and there have been no attempted or successful breaches, violations, failures, malfunctions, outages, or interruptions of or unauthorized access, use, modification, disclosure, destructions, or other misuse of the same, or any loss, theft, breach or unauthorized access to or misuse of Personal Data.
Section 4.25Corruption and Trade Regulation.
(a)Neither the Seller nor the Company nor any of their respective Affiliates or Representatives (nor any Person acting on behalf of any of the foregoing) has at any time since January 1, 2021 directly, or indirectly through a third-party intermediary, corruptly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, employment, donation, grant or other thing of value, however characterized) to any Government Official or any other Person at the suggestion, request, direction or for the benefit of a Government Official, in each case intending to improperly obtain or retain business, or an advantage in the conduct of business, for the Company or the Seller.
(b)Neither the Seller nor the Company nor any of their respective Affiliates or Representatives (nor any Person acting on behalf of any of the foregoing) has at any time since January 1, 2021, taken any corrupt action with respect to any Person, intending to improperly obtain or retain business, or an advantage in the conduct of business, for the Company that would have breached Section 4.25 if that person were a Government Official.
(c)Neither the Seller nor the Company nor any of their respective Affiliates or Representatives has violated or is in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (ii) the U.K. Bribery Act of 2010, (iii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, and (iv) any other applicable Law of similar purpose and scope in any jurisdiction, including books and records offenses relating directly or indirectly to a bribe (together, the “Anti-Corruption Laws”).
(d)At all times since January 1, 2021, each transaction of the Company has been properly and accurately recorded in reasonable detail on the books and records of the Company and each document on which entries in the Company’s books and records are based (including purchase orders, customer or company invoices and service agreements and related financial records) is accurate and complete in all respects.
(e)The Company has not, nor has any of its Affiliates or Representatives, since January 1, 2021, (i) conducted an internal review or investigation related to potential or alleged violations of Anti-Corruption Laws, (ii) made any voluntary disclosure to any Governmental Authority or other Person with respect to a possible violation of Anti-Corruption Laws, or (iii) been subject to any government prosecution, enforcement, investigation, subpoena or other inquiry related to potential non-compliance with the Anti-Corruption Laws.
(f)At all times since January 1, 2021, the Company has maintained a system of internal controls designed to reasonably ensure compliance with the Anti-Corruption Laws.
(g)None of the assets, contracts, licenses, approvals, permits, permissions or authorizations sought, obtained or held by the Company has been procured in violation of the Anti-Corruption Laws.
(h)No Employee has been convicted of or pleaded guilty to an offense involving fraud or a violation of any of the Anti-Corruption Laws, nor has any Employee been listed by any Governmental Authority as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government procurement programs.
(i)Neither the Seller nor the Company nor, to the Knowledge of the Seller, any of their respective Affiliates or Representatives or any Immediate Family Members of the foregoing involved in the business of the Company is presently (or has been within the last year) a Governmental Authority in a position to influence this Agreement or the Proposed Transactions.
(j)Neither the Seller, nor the Company or any Person acting on behalf of any of the foregoing, has, directly, or indirectly through a third-party intermediary, entered into any Contract that remains in effect and that contains provisions reflecting participation in, or cooperation with, a foreign boycott that is not sanctioned by the United States, including without limitation the Arab League boycott of Israel.
(k)Since January 1, 2021, all exports, re-exports, imports, sales or transfers of any items (i.e., commodities, technologies, or software) by the Company have been effected in accordance with all applicable Trade Compliance Laws. Without limiting the foregoing, the Company has obtained, and is in compliance with, any required licenses, permits, authorizations and approvals for all export, re-exports, imports, sales, transfers, and other transactions, and, to the Knowledge of the Seller, there is no fact or circumstance which (with or without the receipt of notice) may constitute or result in a violation by the Company of any Trade Compliance Laws.
(l)Neither the Seller nor the Company nor, to the Knowledge of the Seller, any of their respective Affiliates or Representatives (nor any Person acting on behalf of any of the foregoing) has at any time since January 1, 2021 engaged in any transaction or other business, including the sale, purchase, import, export, re-export or transfer of any items (e.g., commodities, technologies, or software) or services, either directly or indirectly, to or from (i) Sanctioned Countries or (ii) Sanctioned Parties. Since such time, neither of the Seller nor the Company nor, to the Knowledge of the Seller, any of its Affiliates or Representatives (nor any Person acting on behalf of any of the foregoing) has been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Sanctioned Countries or with any Sanctioned Parties, or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Countries or who is a Sanctioned Party. Neither the Seller nor the Company nor any of their respective Affiliates or Representatives (nor any Person acting on behalf of any of the foregoing) is a Sanctioned Party.

(m)Since January 1, 2021, (i) the Company has not conducted or initiated any internal review or investigation or made any voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Trade Compliance Laws, Anti-Corruption Laws or any other application Laws and (ii) no Governmental Authority has initiated, or threatened to initiate, a Proceeding against the Company, the Seller or any of their respective Affiliates or Representatives asserting that the Company, the Seller, or any of their Affiliates or Representatives is not in compliance with any Trade Compliance Laws or the FCPA or any other applicable Law of similar effect.
(n)The Korean operations of the Company do not include (i) the production, design, testing, manufacture, fabrication, or development of “critical technologies” as that term is defined in 31 C.F.R. § 800.215, (ii) the performance of any of the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure,” or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241 or in Personal Information Protection Act of Korea; and, therefore, the Company is not a “TID US business” within the meaning of 31 C.F.R. § 800.248.
Section 4.26Restrictions on Business Activities.
(a)There is no Contract (non-competition or otherwise) or Judgment to which the Company is a party or otherwise binding upon the Company, or of the properties, rights or assets of the Company, which has or may reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of the Company, (ii) any acquisition of property (tangible or intangible) by the Company, (iii) the conduct of business by the Company, or (iv) otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.
(b)Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
Section 4.27Product Liability. Except as set forth in Section 4.27 of the Seller Disclosure Schedule, there are no defects in design, construction or manufacture of any products designed or manufactured by the Company which would materially adversely affect performance or create an unusual risk of injury to persons or property. For the past three years, none of the products has been the subject of any replacement, field fix or retrofit, modification or recall campaign by the Company and, to the Knowledge of the Seller, no facts or conditions related to any product exist which could reasonably be expected to result in such a campaign or material Liability for returns or other product liability claims.
Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as disclosed in the Purchaser SEC Documents filed prior to the date of this Agreement but without giving effect to any amendment to any such document filed after the date of this Agreement (and excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Purchaser represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 5 are true and correct:
Section 5.1Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which failure to so qualify would reasonably be expected to have, individually or in the aggregate, a material adverse effect on it.
Section 5.2Authority and Enforceability.
(a)The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the Proposed Transactions and thereby have been duly authorized by all necessary action on the part the Purchaser, other than the issuance of any Consideration Shares which are subject to the Purchaser approval as set forth in Section 2.3. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party and which is to be executed in connection with Closing. This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.
(b)The Consideration Shares, when issued and delivered by the Purchaser pursuant to this Agreement, will be duly and validly authorized and issued and fully paid and will not be subject to any call for the payment of further capital and are free and clear of all liens, Encumbrances, equities and other third-party rights or claims, and the Consideration Shares will rank pari passu in all respects with the other Purchaser Common Share as at the date of the issue of the Consideration Shares.
Section 5.3No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement by the Purchaser to which it is a party, nor the consummation of the Proposed Transactions, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the Organizational Documents of the Purchaser or any resolutions adopted by its stockholders or board of directors, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets; or (b) require the Purchaser to obtain any Consent (other than the approval by the Purchaser’s stockholders) or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of each of the Purchaser to consummate the Proposed Transactions.
Section 5.4Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Proposed Transactions.
Section 5.5Capitalization. As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 1,000,000,000 Purchaser Common Shares and 10,000,000 shares of the Purchaser’s preferred stock, par value USD 0.0001 per share (the “Purchaser Preferred Shares”). At the close of business on September 14, 2023, (i) 161,713,210 Purchaser Common Shares were issued and outstanding and (ii) no Purchaser Preferred Shares were issued and outstanding.
Section 5.6SEC Filings and Financial Statements. The Purchaser has filed with the SEC in a timely manner all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it under the Exchange Act or the Securities Act since January 3, 2022 (all such documents, collectively, the “Purchaser SEC Documents”). The Purchaser SEC Documents, at the time of their respective filing dates, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. All of the audited financial statements and unaudited interim financial statements of the Purchaser included in the Purchaser SEC Documents, at the time filed, (x) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and (y) fairly presented in all material respects the consolidated financial position and consolidated results of operations of the Purchaser taken as a whole as of the dates and for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
Section 5.7Absence of Material Adverse Effect. Since April 2, 2023, there has been no event, change, circumstance, effect or other matter that has, or would reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, financial condition or operations of the Purchaser, taken as a whole, or (b) the ability of the Purchaser to perform its obligations under this Agreement or to consummate timely the Proposed Transactions.
Section 5.8Exclusivity of Representations. The representations and warranties made by the Purchaser in Article 5 are the exclusive representations and warranties made by the Purchaser.
Article 6
COVENANTS
Section 6.1Access Prior to Closing. Until the Closing, subject to the applicable bona fide policies and practices of the Company, any contractual restrictions existing as of the date hereof to the extent disclosed to the Purchaser in writing prior to the date hereof, and any applicable Law, the Seller shall, upon reasonable advance notice from the Purchaser, use reasonable best efforts to cause the Company to afford the Purchaser and its Representatives reasonable access during normal business hours to the Company’s properties, facilities, assets, Contracts, books and records and other documents and data, and senior management and accountants of the Company as the Purchaser may reasonably request, in each case, to the extent not interfering with or unduly disrupting the normal business operations of the Company and for the purpose of ensuring an orderly and efficient transition of the Company to the Purchaser in preparation of the Closing; provided, however, that the Seller shall not be required to cause to be provided access to any information that, based on advice of counsel, would violate applicable Law or fiduciary standards, or would compromise any attorney-client privilege or violate any obligation of the Company owing to a third party with respect to confidentiality (to the extent such obligation is disclosed to the Purchaser in writing prior to the date hereof). Until the Closing, the Seller will use reasonable best efforts to cooperate with the Purchaser in its efforts to interview the Material Customers and Material Suppliers of the Company as requested by the Purchaser in writing, including arranging meetings between the Purchaser and such Material Customers and Material Suppliers; provided, that the Purchaser and the Seller shall use their respective commercially reasonable efforts to agree upon the timing of and a process by which such meetings will take place; and provided, further, that the Purchaser will not contact, meet nor attempt to contact or meet, any Material Customer or Material Supplier of the Company without advance notice to, and express consent by, the Seller, other than in the ordinary course of business or with respect to matters unrelated to the Proposed Transactions.
Section 6.2Operation of the Business Prior to Closing. Until the Closing, the Seller will cause the Company to conduct its business only in the ordinary course of business (including, for the avoidance of doubt, participation in any Government Bid) and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it. Without limiting the generality of the foregoing, until the Closing, except (i) as may be required or not otherwise prohibited by this Agreement, (ii) as required by applicable Law, a Governmental Authority or by any contract to which the Company is bound and which has been made available to the Purchaser, or (iii) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided that, the consent of the Purchaser shall be deemed to have been given if the Purchaser does not object within five (5) Business Days from the date on which the request for such consent is provided by the Seller to the Purchaser), the Seller will not Transfer any of the Sale Shares, and the Seller will not cause or permit the Company to:
(a)declare, set aside or pay any dividend or distribution (whether in cash, securities or other property) in respect of its equity interests or any of its other securities;
(b)split, combine or reclassify any of the equity interests or sell, issue, sponsor, create or distribute (or authorize the issuance, sponsorship, creation or distribution of) or file a registration statement with any securities exchange regulator with respect to any other securities in respect of, in lieu of or in substitution for equity interests or any of the other securities, of the Company (including any digital tokens, cryptocurrency or other blockchain-based assets) or any instrument convertible into or exchangeable for any equity interests or any of the other securities of the Company;
(c)purchase, redeem or otherwise acquire any equity interests or any other of securities of the Company or any options, warrants or other rights to acquire any such shares or securities, except the obligations of the Seller to purchase additional Shares pursuant to Section 6.16;

(d)enter into, assume, become subject to, amend, terminate (except for a termination resulting from the expiration of a Material Contract in accordance with its terms) or waive any rights under any Material Contract, or Governmental Authorization applicable to the Company or its business, properties or assets;
(e)enter into, assume or become subject to any Contract that, if entered into prior to the date of this Agreement, would be deemed a Material Contract, other than (A) any Contract in the ordinary course of business or (B) any Contract for the purchase of raw materials and supplies in the ordinary course of business that has an aggregate future Liability to the Company of not more than KRW [***];
(f)acquire (A) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any equity interests of, or by any other manner, any business or Person, or (B) any assets that are material to the Company individually or in the aggregate, except (x) purchases of inventory, raw materials and software in the ordinary course of business consistent with past practice, or (y) the acquisition of (or an attempt to acquire) the battery cell business for military use from [***];
(g)except in the ordinary course of business consistent with past practice, or as required by applicable Law or by the terms of any Company Plan as in effect as of the date of this Agreement, grant (or commit to grant) any material increase in the compensation, or accelerate the vesting or payment (or commit to accelerate the vesting or payment) of the compensation, (including incentive or bonus compensation) of any of its Employees, officers, directors, or Service Providers, or institute, adopt or materially amend (or commit to institute, adopt or materially amend), except for amendments required by applicable Law, any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee, officer, director or independent contractor, or change any actuarial assumption used to calculate funding obligations with respect to any Company Plan;
(h)serve notice of termination or terminate the services of any Key Employee or enter into any new employment arrangements or independent contractor agreements other than those in the ordinary course of business or those consistent with the business plans discussed with the Purchaser with yearly compensation of USD [***] or less;
(i)waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer, manager or director of the Company;
(j)change accounting principles, methods or practices or investment practices;
(k)fail to maintain its books and records consistent with its past custom and practice;
(l)fail to pay its accounts payable and other obligations when they become due and payable in the ordinary course of business;
(m)accelerate or delay the payment of accounts payable or other Liabilities, or accelerate or delay the invoicing or in the collection of notes or accounts receivable, and all accounts payable and other Indebtedness of the Company which has become due has been settled within the applicable period of credit;
(n)make, change or revoke any Tax election or otherwise change the Tax classification of the Company, change any Tax annual accounting period, file any amended Tax Return, enter into any closing agreement, settle, compromise, concede or abandon any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, fail to pay any Tax as it becomes due, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, become resident for Tax purposes outside of its country of incorporation, create any branch, agency or permanent establishment for the purposes of any Tax outside of its country of incorporation;
(o)sell, transfer, assign, dispose license or sublicense, abandon, cancel, or let lapse or expire, or subject to an Encumbrance (other than a Permitted Encumbrance) of any rights under or with respect to any Owned Intellectual Property other than licenses to customers in the ordinary course of business consistent with past practice;
(p)publish any new Privacy Policy of the Company or materially amend the same;
(q)make any material changes to any IT System used by the Company, other than in the ordinary course of business, including as necessary for the Company’s performance of its defense Contracts;
(r)transfer to or encumber any assets, or assumed, indemnified or incurred any Liabilities for the benefit of the Seller or any of its Affiliates; or
(s)agree, whether in writing or otherwise, to do any of the foregoing.
Section 6.3Consents and Filings.
(a)The Seller will, and will cause the Company to, and the Purchaser will, and will cause each of its Affiliates to, use its commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Proposed Transactions, and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the Proposed Transactions, including (x) the overseas direct investment report and securities acquisition report, each on the part of the Seller, and the foreign direct investment report, on the part of the Purchaser and (y) notices to Material Customers and to the banks holding security interests in real properties of the Company.
(b)Without limiting the generality of the foregoing, the Purchaser shall as promptly as practicable following the Closing, (i) take such actions as are necessary to file or cause to be filed a business combination report to obtain the KFTC Approval to the consummation of the Proposed Transactions, (ii) take such actions as reasonably necessary to obtain the KFTC Approval as soon as reasonably practicable, (iii) as soon as reasonably practicable comply with any request for additional information from the KFTC, and (iv) consult and cooperate with the Seller, and consider in good faith the views of the Seller, in connection with any analyses, presentations, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under the applicable Laws. The Purchaser shall promptly notify the Seller of any material communication made to, or received from, the KFTC regarding the Proposed Transactions. The Seller shall, as soon as reasonably practicable, to the extent permissible under applicable Law and capable to provide by using its commercially reasonable efforts, provide the Purchaser with any information, documents and assistance reasonably required by the

Purchaser to assist the Purchaser in fulfilling its obligations under this Section 6.3(b); provided, however, that, neither the Purchaser nor any of its Affiliates shall be required (1) to propose, negotiate, commit to or effect, execute or carry out agreements to sell, divest, lease, license, transfer, hold separate or to take any other action with respect to the Purchaser’s or any of its Affiliates’ or the Company’s or any of its Subsidiary’s abilities to own or operate any assets or categories of assets, (2) to undertake any behavioral or conduct remedy that would be material to the Purchaser or any of its Affiliates or the Company, (3) to defend, contest or resist (x) any administrative or judicial action or proceeding instituted (or threatened to be instituted) by a Governmental Entity or any other governmental or regulatory body challenging the Proposed Transactions or (y) any order or injunction, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Proposed Transactions, or (4) to take any action or make any omission that would violate applicable Law.
Section 6.4Notification. Until the Closing, each of the Seller and the Purchaser will give prompt notice to the other Party of (a) any failure to comply with or satisfy in any material respect any covenant to be complied with or satisfied by such Party under this Agreement, (b) the failure of any condition precedent to the other Party’s obligations under this Agreement, (c) any change or event having a Material Adverse Effect, (d) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the Proposed Transactions, and (e) any notice or other communication from any Governmental Authority in connection with the consummation of the Proposed Transactions. No notification pursuant to this Section 6.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 8 or Article 10.
Section 6.5No Negotiation. Until the Closing, except for the customary bona fide preparation process for an initial public offering of the Company consistent with market practice (but subject in all respects to the terms and conditions of Section 6.2 hereof and other applicable provisions and restrictions of this Agreement) (the “IPO Preparation”), the Seller (a) will not, and will cause the Company and its Affiliates, equityholders and Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer, (ii) enter into, continue or otherwise participate in any discussions or negotiations, (iii) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract, or (v) propose, whether publicly or to any manager, director or equityholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations, in each case relating to any business combination transaction involving the Company, or any other transaction to acquire all or any material part of the business, properties or assets of the Company or any amount of the equity interests of the Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, purchase of limited liability company membership interests, tender offer, lease, license or otherwise, other than with the Purchaser; and (b) will immediately cease and cause to be terminated (and will cause any of their Affiliates) any such negotiations, discussion or other communication, or Contracts (other than with the Purchaser) with respect to the foregoing and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (iii) above. If the Company, the Seller or any of their respective Affiliates, equityholders or Representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 6.5, the Seller will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the material terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.
Section 6.6Confidentiality.
(a)The Parties agree to continue to abide by that certain Mutual Non-Disclosure Agreement, dated as of [***], by and between the Company and the Purchaser (the “Confidentiality Agreement”) and the Seller agrees to be bound thereby as if it had been a party to the Confidentiality Agreement. Until the Closing, neither the Seller nor any of its respective Affiliates will waive any right under any other nondisclosure agreement previously entered into by the Seller or any of its Affiliates and any other Person with respect to the evaluation of the sale of the Company without the prior written consent of the Purchaser.
(b)From and after the Closing, the Seller will, and will cause each of its Affiliates and its and their respective directors, officers, equityholders, employees, agents, consultants, independent contractors and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information. Except as contemplated by Section 6.7, neither the Purchaser nor the Seller will, and the Purchaser and the Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the Proposed Transactions; provided, however, that the Purchaser may disclose such Confidential Information (including a copy of this Agreement) as required in order to comply with reporting, disclosure, filing, or other requirements (including under applicable securities laws and the rules of a stock exchange on which the Purchaser’s securities are listed). The foregoing does not restrict the right of any Party to disclose such information (i) to its respective Restricted Persons (and, with respect to the Seller, its investors, partners, direct or indirect shareholders, any current or potential financing sources and minority shareholders of the Company) to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 6.6(c). Each Party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 6.6(b) and will be responsible for any breach or violation of such obligations by its Restricted Persons.
(c)If a Party or any of its respective Restricted Persons becomes legally compelled or required under applicable stock exchange regulations to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such Party will (i) give the other Party immediate written notice of such requirement, (ii) consult with and assist the other Party in obtaining an injunction or other appropriate remedy to prevent such disclosure, and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing Party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

(d)Effective upon the Closing, the Seller hereby assigns to the Purchaser all of its rights under each confidentiality agreement (other than the Confidentiality Agreement) to which the Seller is a party and which pertain to the business or operations of the Company.
Section 6.7Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Proposed Transactions will be issued at such time and in such manner as the Purchaser and the Seller mutually agree; provided, that where a public announcement by the Purchaser is required by Law or the rules and regulations of Nasdaq Global Select Market or any other applicable stock exchange, the Purchaser will have the right to timely make such announcement without the agreement of the Seller. The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Company will be informed of the Proposed Transactions.
Section 6.8Resignation of Officers and Directors. At the written request of the Purchaser (which request will be delivered at least ten (10) Business Days prior to the Closing), the Seller will cause any officer and/or member of the boards of directors (or equivalent governing body) of the Company to tender his/her resignation from such position effective immediately as of the Closing, and in the event any such individual does not tender his/her resignation, the Company will take such actions necessary to remove such individuals from such positions effective as of the Closing.
Section 6.9Post-Closing Cooperation. For the longer of the period required by applicable Law or six (6) years following the Closing Date, each of the Purchaser and the Seller will (a) retain books and records relating to the Company in their possession with respect to periods prior to the Closing and (b) afford the other and, their representatives, during normal business hours of the requested party and at the requesting Party’s expense, reasonable access to the books and records relating to the Company in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party.
Section 6.10Further Assurances. Subject to the other express provisions of this Agreement, the Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish, or cause to be furnished, upon request to each other such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents, and (c) to do, or cause to be done, such other acts and things, all as the requesting Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Proposed Transactions.
Section 6.11Non-competition and Non-solicitation. The Seller acknowledges that the Company has over many years devoted substantial time, effort and resources to developing for the Company the Trade Secrets and other confidential and proprietary information, as well as the Company’s relationships with customers, suppliers, employees and others doing business with the Company; that such relationships, Trade Secrets and other information are vital to the successful operation of the Company after Closing; that the enforcement of the restrictive covenants against the Seller as set forth in this Section 6.11 would not impose any undue burden upon the Seller; and that the ability to enforce the restrictive covenants against such is a material inducement to the decision of the Purchaser to consummate the Proposed Transactions. Accordingly, during the period commencing on the Closing Date and ending on third (3rd) anniversary of the Closing Date (the “Restricted Period”):
(a)the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage in any business anywhere in the world that develops, manufactures, produces, markets, sells or distributes any (x) current-generation (and those among next generation currently being developed) lithium ion-based pouch-type battery cells and battery packs or (y) battery products that are reduced to practice or being reduced to practice in research and development process as of the Closing Date, in each case, that the Company develops (or is currently developing), manufactures, produces, markets, sells or distributes as of the Closing Date (the “Current Company Business”), or own an interest in, manage, operate, join, control, lend money or render financial assistance to, be employed by, or participate in as a partner or equity holder, any Person that is engaged in the Current Company Business; provided, however, that, for the purposes of this Section 6.11, ownership of securities having no more than five percent (5%) of the outstanding voting power of any Person which are listed on any national securities exchange for investment purposes will not be deemed to be in violation of this Section 6.11; and
(b)the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) call upon any employee who is, at the time the individual is called upon, an employee of the Purchaser or any of its Affiliates (including the Company) (except one (1) employee who has been seconded or dispatched to the Company by the Seller, namely [***], whom the Seller or its Affiliates shall be free to solicit and/or employ after 12 months following the Closing Date notwithstanding anything to the contrary in this Section 6.11(b)) for the purpose or with the intent of soliciting such employee away from or out of the employ of such Person, or employ or offer employment to any individual who was or is employed by the Purchaser or any of its Affiliates (including the Company) unless such individual will have ceased to be employed by such Person for a period of at least six (6) months prior thereto or (ii) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the Company to cease or reduce the extent of its business relationship with the Company or to deal with any competitor of the Company; provided, however, that this Section 6.11(b) will not be deemed to prohibit the Seller or its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Purchaser or any of its Affiliates (including the Company).
Section 6.12Release.
(a)Effective as of the Closing, the Seller, on its own behalf and on behalf of its past and present agents, representatives, Affiliates, employees, officers, directors, managers, controlling Persons, shareholders, members, partners, Subsidiaries, successors, assigns and all other Persons that have or could potentially derive rights through it (collectively, the “Related Parties”), will be deemed to have irrevocably and unconditionally released, waived, acquitted, remises and forever discharged the Purchaser and the Company, each of their respective Subsidiaries, Affiliates, successors, assigns, controlling Persons, shareholders, members, partners, directors, officers, attorneys and other professionals, principals, trustees, employees, representatives, agents, executors and administrators, whether past, present, or future (collectively, the “Released Persons”) from any and all claims, demands or Proceedings, causes of action, orders, Contracts, agreements, Liabilities, rights, remedies, damages, expenses and attorneys’ or other professionals’ fees and of whatsoever kind or nature, fixed or contingent, whether known or unknown, suspected or unsuspected, then existing or thereafter arising, whether based on or sounding in or alleging (in whole or in part) tort, contract, negligence, strict liability, contribution, subrogation, respondent superior, violations of Laws, breach of fiduciary duty, any other legal theory or otherwise, whether individual, class, direct or derivative in nature, liquidated or unliquidated, fixed or contingent, whether at law or in equity, whether based on federal, state, provincial or foreign law or right of action, foreseen or unforeseen, matured or unmatured, known or unknown, disputed or undisputed, accrued or not accrued, or otherwise (collectively, the “Claims”) which the Seller or any of the Related Parties now have, have ever had or may hereafter have against the respective Released Persons on account of, arising out of or relating in any way to any matter, cause or event relating solely to time periods on or prior to the Closing, including such Claims relating to or in connection with the Seller’s ownership, directly or indirectly, of equity interests of the Company or the Seller’s management, officer and/or employment position(s) with the Company, if applicable, including termination or resignation of such position(s).
(b)For the avoidance of doubt, nothing contained in this Section 6.12 will operate to release any Claims arising on or after the Closing Date under this Agreement, nor will operate to release any Claims that may arise under the terms and conditions of this Agreement arising from the terms of this Agreement (including, for the avoidance of doubt, the indemnities under Article 10).
Section 6.13Resale Registration Statement.
(a)Promptly following the date of this Agreement, the Purchaser shall prepare a registration statement registering the resale by the Seller and any Permitted Transferee of the Consideration Shares that are Accredited Investors and non-“U.S. persons” within the meaning of Regulation S (together, the “Exempt Stockholders”) of the Consideration Shares (such shares, the “Registrable Shares,” and such registration statement, the “Resale Registration Statement”); provided that any such securities shall cease to be Registrable Shares on the earliest to occur of when (i) such Registrable Shares have been disposed of in accordance with the Resale Registration Statement, (ii) such Registrable Shares shall have been sold in accordance with Rule 144 (or any similar provision then in effect), (iii) such Registrable Shares have been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities in accordance with the terms of this Agreement, (iv) with respect to a holder, such securities are eligible for resale by such holder, together with its Affiliates, pursuant to Rule 144 under the Securities Act (or other exemption from registration under the Securities Act) without any volume, manner of sale or other limitations or (v) such Registrable Securities have ceased to be outstanding. The Seller shall complete, execute and deliver the Selling Stockholder Questionnaires in the form attached hereto as Exhibit D (the “Selling Stockholder Questionnaires”) to the Purchaser. The Seller and any other Exempt Stockholder who has returned a properly completed Selling Stockholder Questionnaire is referred to herein as a “Selling Stockholder.”
(b)The Purchaser shall file the Resale Registration Statement with the SEC no later than the tenth Business Day following the Closing Date (such day, the “Registration Deadline”); provided that if the Registration Deadline is not during an “open trading window” as determined by the Purchaser’s insider trading policies (an “Open Trading Window”), the Registration Deadline shall be the Business Day following the first Business Day of the next Open Trading Window. If the Purchaser is eligible to file a Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Resale Registration Statement”), the Resale Registration Statement shall be an Automatic Shelf Registration Statement. If the Purchaser is not eligible to use an Automatic Shelf Registration Statement, the Resale Registration Statement shall be on Form S-3, or if Form S-3 is not available to the Purchaser, another appropriate form. If the Resale Registration Statement is not an Automatic Resale Registration Statement, the Purchaser shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as promptly as practicable after such Resale Registration Statement is filed. The Purchaser will advise the Seller promptly after the Purchaser receives any request by the SEC for amendment of the Resale Registration Statement or any SEC comments thereon. Once the Resale Registration Statement is declared effective, the Purchaser shall notify the Seller of such declaration, and thereafter, subject to the other applicable provisions of this Agreement, shall use commercially reasonable efforts to cause the Resale Registration Statement to be continuously effective and usable until the date that is the one-year anniversary of the Closing Date, or such earlier time when no Registrable Securities remain (such period, the “Registration Period”). The Purchaser shall use commercially reasonable efforts to cause the Resale Registration Statement (including the documents incorporated therein by reference) to comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.
(c)The Resale Registration Statement (or any prospectus or prospectus supplement forming a part of such Resale Registration Statement), as initially filed, shall include the Registrable Shares of all Selling Stockholders for whom the Purchaser has received properly completed Selling Stockholder Questionnaires on or before the Closing Date. On or about a date requested by the Seller in writing (so long as such date is at least ten Business Days after such request and is within an Open Trading Window), the Purchaser shall file an amendment or supplement, as appropriate, to the Resale Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Registration Statement) to include the Registrable Shares of (i) any Selling Stockholders who deliver properly completed Selling Stockholder Questionnaires after the Closing Date or (ii) any Permitted Transferees (who shall be deemed a Selling Stockholder hereunder following delivery of a Selling Stockholder Questionnaire) who delivers a properly completed Selling Stockholder Questionnaire after the Closing Date. The Purchaser shall only be required to file one such amendment or supplement.
(d)The Purchaser shall notify the Seller promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Resale Registration Statement or any supplement to any prospectus forming a part of the Resale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Resale Registration Statement becomes effective, the Purchaser shall notify the Seller of any request by the SEC that the Purchaser amend or supplement such Resale Registration Statement or prospectus, and the Purchaser shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Resale Registration Statement. The Purchaser shall furnish to each Selling Stockholder such numbers of copies of a prospectus, including a preliminary prospectus, and any supplement to any prospectus, as required by the Securities Act and shall take such other actions (including causing the removal of any restricted legends), as the Selling Stockholders may reasonably request in order to facilitate their disposition of their Registrable Shares, subject to each Selling Stockholder providing any information reasonably requested by the Purchaser to facilitate such action.
(e)Notwithstanding any of the provisions of this Section 6.13 to the contrary, the Purchaser shall be entitled to postpone or suspend (a “Permitted Suspension”), for a reasonable period of time not more than thirty (30) consecutive days, the effectiveness or use of, or trading under, any Resale Registration Statement (and such postponement or suspension shall not be a breach of its obligations hereunder) if the Purchaser shall determine that any such sale of any securities pursuant to such Resale Registration Statement would in the good faith judgment of the Purchaser’s board of directors:
(i)materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Purchaser for which the Purchaser’s board of directors has authorized negotiations;
(ii)materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Purchaser; or
(iii)require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Purchaser and its stockholders;
provided, however, that the aggregate period of Permitted Suspension may not exceed sixty (60) days in any six (6) month period; and provided, further, that the Purchaser shall not register any securities for its own account or that of any other shareholder during any period of Permitted Suspension. In the event of the postponement or suspension of effectiveness of any Resale Registration Statement pursuant to this Section 6.13, the Selling Stockholders shall be precluded from using the Resale Registration Statement in connection with a disposition of the relevant Registrable Shares for the duration of such postponement or suspension, and the applicable time period during which such Resale Registration Statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such Resale Registration Statement was postponed or suspended.
(f)The Purchaser shall indemnify and hold harmless each Selling Stockholder with Registrable Shares included in the Resale Registration Statement against any Losses to which such Selling Stockholder may become subject arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Resale Registration Statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Purchaser (or any of its Representatives or Affiliates) of the Securities Act, the Exchange Act or any state securities Law in connection with the Resale Registration Statement or the offer or sale of Registrable Shares thereunder, in each case, to the extent such Losses arise out of or are based upon any claim or cause of action made against such Selling Stockholder by an unaffiliated third party (excluding, for the avoidance of doubt, any Permitted Transferee) who purchased such Registrable Shares from such Selling Stockholder; provided that the Purchaser shall not liable for any such Losses to the extent such Losses arise out of or are based upon information furnished to the Purchaser by or on behalf of such Selling Stockholder expressly for use in the Resale Registration Statement; provided, further, that the Purchaser shall not be liable under this Section 6.13(f) for any Losses arising out of or resulting from the diminution in value of the Registrable Shares held by any Selling Stockholder following the date of this Agreement; provided, further, that the indemnity obligations set forth in this Section 6.13(f) shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Purchaser shall have the right to assume the defense and settlement of any claim or suit for which the Purchaser may be responsible for indemnification under this Section 6.13(f).
(g)From the date of this Agreement until the earlier of the date this Agreement is terminated in accordance with its terms and the end of the Registration Period, the Purchaser shall use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act.
(h)All of the expenses incurred in connection with any registration of Registrable Shares pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of the Purchaser’s outside counsel and independent accountants of the Purchaser shall be paid by the Purchaser. The Purchaser shall not be responsible for any selling expenses of any Selling Stockholder (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of Selling Stockholder or, to the extent incurred prior to the Closing, the Company in connection with the Resale Registration Statement.
(i)The Purchaser shall use commercially reasonable efforts to cause the Consideration Shares being issued to be approved for listing (subject to notice of issuance) on the Nasdaq Global Select Market effective as of the Closing.
Section 6.14Volume Trading Management.
(a)The Seller agrees that it shall not, and shall cause and direct each of its controlled Affiliates not to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, transfer or assign (with or without consideration), lend or otherwise dispose of the Consideration Shares, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the Seller or someone other than the Seller), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the Consideration Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the Consideration Shares, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above; provided, however, that nothing herein shall prevent the Seller from making a Permitted Transfer so long as the Permitted Transferee agrees in a written agreement (which must be provided to the Purchaser before the Permitted Transfer is effective) that (x) any Consideration Shares transferred pursuant to the Permitted Transfer remain subject to restrictions identical to, and remaining in place for the same duration as, those contained in this Section 6.14 otherwise applicable to the Consideration Shares as if no such Permitted Transfer had occurred (the “Share Restrictions”), and (y) the Purchaser shall be made an express third party beneficiary of such agreement with the right to enforce the Share Restrictions against the Permitted Transferee. The Seller represents and warrants that the Seller is not currently, and has not caused or directed any of its Affiliates to be or become, a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any prohibited Transfer of Consideration Shares. Notwithstanding the foregoing in this Section 6.14(a), the Seller and its Permitted Transferees, if any, shall collectively be permitted to (i) Transfer up to an aggregate of 3,000,000 Consideration Shares per week on a noncumulative basis (not to exceed an aggregate of 1,000,000 Consideration Shares on any one trading day) or (ii) Transfer Consideration Shares without any volume limitation through private transactions or block trades executed outside of any stock exchange.
(b)The Seller acknowledges and agrees that all certificates representing the Consideration Shares of the Seller (and the shares of every other person to which the Seller has made a Permitted Transfer subject to the restrictions contained in this Section 6.14) shall bear a legend or legends referencing the restrictions applicable to such shares under this Section 6.14, which legend shall state in substance:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO VOLUME TRADING RESTRICTIONS AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF THE ISSUER. SUCH VOLUME TRADING RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.”
Section 6.15 R&W Insurance Policy. On or prior to the Closing, the Purchaser shall have obtained and bound third-party insurance in respect of inaccuracies or breaches of the representations and warranties made by the Seller in Article 3 and Article 4 (the “R&W Insurance Policy”), which R&W Insurance Policy shall be in full force and effect as of the Closing. Until the Closing, the Seller will use, and will cause the Company to use, commercially reasonable efforts to cooperate with and assist the Purchaser in obtaining the R&W Insurance Policy and remediating any matters that could be the basis of a Loss and that are the subject of exclusions from the coverage of the R&W Insurance Policy at all times prior to the Closing Date (provided, however, that, in no event shall the Seller be required to incur any costs or expenses for such efforts of remediation (and if the Seller decided to incur any costs or expenses, it would be in the Seller’s sole discretion)).
Section 6.16Further Acquisition of Shares.
(a)Until the Closing, the Seller shall use its reasonable best efforts to purchase and acquire additional Shares so that the Sale Ratio at the Closing shall be at least ninety-five percent (95%). The Contract, or an amendment or supplement thereto, evidencing the acquisition of the additional Shares by the Seller shall contain a release of claims executed by the relevant seller of such additional Shares, which provision shall be in Korean substantially of the content below:
“[The relevant minority seller] (the “Seller”) acknowledges that, in connection with the sale of the shares owned by the Seller (the “Sale Transaction”) to Rene Limited (the “Purchaser”), the terms and conditions of the Sale Transaction have been considered and agreed upon by the parties after collection of sufficient information and negotiation of commercial terms, and confirms that it will not raise any objection to the Purchaser, the Company or other shareholders of the Company (including a subsequent third party acquiror of the shares purchased by the Purchaser from the Seller in this Sale Transaction) in connection with the Sale Transaction, except in the case where the Purchaser breaches the terms and conditions of the Sale Transaction.”

(b)Until the Closing, the Seller shall use its reasonable best efforts to purchase and acquire the [***] common shares of the Company issued pursuant to certain stock option agreements but which had not been duly registered with the corporate registry (collectively, the “Unregistered Shares”).
Section 6.17Other Pre-Closing Covenants.
(a)Factory Registration. Prior to the Closing, the Seller shall cause the Company to take all necessary steps in order to complete, with respect to the factory located at [***], which has been leased by [***], (i) execution of an occupancy agreement with the management agency of the [***] agro-industrial complex and (ii) factory registration with the competent Governmental Authority, it being understood that the actual completion of the foregoing (i) or (ii) might occur only after the Closing.
(b)Permit on Use of Hazardous Substances. Prior to the Closing, the Seller shall cause the Company to take all necessary steps in order to obtain, as soon as practicable, permits to store and use hazardous chemical substances (including Methyl Ethyl Ketone) in the factory located at [***], it being understood that such permits might actually be obtained only after the Closing.
(c)In-Service Invention Assignments. Prior to the Closing, the Seller shall use its reasonable best efforts to cause the Company to (i) obtain an Employee Intellectual Property Assignment Agreement substantially in the form of Exhibit C-2 (the “Employee IP Assignment Agreement”) from each of the current Employees who is registered as an inventor of the patents registered under the name of the Company, which irrevocably confirms that each such current Employees had assigned all right, title and interest in the patents registered under the name of the Company and waived or been paid any compensation, in form and substance reasonably satisfactory to the Purchaser, and (ii) make amendment to the in-service invention regulation of the Company to include clauses requiring that each Employee assign to the Company all right, title and interest in any information conceived of or reduced to practice by such Employee in the course of service for the Company.
(d)Joint Owner IP Invention Assignments. Prior to the Closing, the Seller shall use its reasonable best efforts to cause the Company to (i) obtain the Joint Owner Intellectual Property Assignment Agreement, substantially in the form of Exhibit C-1 (the “Joint Owner IP Assignment Agreement”) duly executed by each of the parties thereto, and acquire (with no additional consideration having been delivered or deliverable for such acquisition) patent interests held by [***] in the patents which are jointly owned with [***] as of the date of this Agreement with patent registration numbers of [***] and [***], and (ii) complete registration declaring the Company to be the sole and exclusive owner thereof.
(e)Financial Statements. Prior to the Closing, the Seller shall use its reasonable best efforts to cause the Company to prepare and deliver to the Purchaser the unaudited balance sheet and profits and loss statements of the Company as of August 31, 2023 and for the eight (8)-month period then ended, such financial statements prepared on the same basis as the Interim Financial Statements.

Article 7
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
Section 7.1Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the Proposed Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
(a)Accuracy of Representations and Warranties. The representations and warranties of the Seller contained in Article 3 and Article 4 shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing (except that (i) representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date and (ii) representations and warranties that are qualified by materiality, “Material Adverse Effect” and similar qualifications limiting the scope of such representations and warranties shall be true and correct in all respects); provided, that the Fundamental Representations and the representations and warranties of the Seller contained in Section 4.14 (Tax Matters) shall be true and correct in all respects at the date of this Agreement and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period); provided, however, that for purposes of determining the accuracy of any representations and warranties, any update of or modification to the Seller Disclosure Schedule made or purported to have been made on or after the date of this Agreement and any notice provided by the Seller pursuant to Section 6.4 shall be disregarded;
(b)Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)Consents. Each of the Governmental Authorizations that the Seller is required to obtain prior to the Closing for the consummation of the Proposed Transactions under applicable Laws, if any, shall have been obtained and be in full force and effect;
(d)No Action. There must not be in effect any Law, Judgment or pending review process of the Governmental Authority and there must not have been commenced or, to the Knowledge of the Seller, threatened any Proceeding, that in any case would reasonably be expected to prohibit or make illegal the consummation of any of the Proposed Transactions or result in imposition of a divestment order on the Purchaser by the Governmental Authority;
(e)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(f)Key Employees. Each of the Key Employees shall have remained employed by the Company in his current position, and shall have entered into the Employment Agreements, which shall be effective upon the Closing; provided that, the Purchaser shall have first provided to the Seller information about the compensation packages for each Key Employee in reasonable detail

(g)Percentage of Sale Shares. The Sale Ratio immediately prior to the Closing shall be at least ninety-five percent (95%); and
(h)Transaction Documents. The Seller must have delivered or caused to be delivered each document that Section 2.6(a) requires it to deliver.
Section 7.2Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the Proposed Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):
(a)Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in Article 5 shall be true and correct at the date of this Agreement and at and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, materially delay or prevent the ability of the Purchaser to consummate the Proposed Transactions in accordance with the terms hereof;
(b)Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
(c)Consents. All applicable waiting periods (and any extensions thereof), clearances or approvals under the Antitrust Laws, and any contractual timing commitments with Governmental Authorities through timing agreements or otherwise must have expired, been satisfied, or otherwise been terminated;
(d)No Action. There must not be in effect any Law or Judgment and there must not have been commenced or, to the knowledge of the Purchaser, threatened any Proceeding, that in any case would reasonably be expected to prohibit or make illegal the consummation of any of the Proposed Transactions;
(e)R&W Insurance Policy. The Purchaser shall have obtained the R&W Insurance Policy in the form consistent with the terms of this Agreement and reasonably satisfactory to the Seller, to be effective at and upon the Closing; and
(f)Transaction Documents. The Purchaser must have delivered or caused to be delivered each document that Section 2.6(b) requires it to deliver.
Article 8
TERMINATION
Section 8.1Termination Events. This Agreement may, by written notice given at any time prior to the Closing, be terminated:
(a)by mutual consent of the Purchaser and the Seller;
(b)by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement which would result in the failure of a condition set forth in Section 7.1(a) or Section 7.1(b), and which breach has not been cured or cannot be cured by the earlier of (i) the date that is thirty (30) days after the notice of the breach from the Purchaser and (ii) the End Date;
(c)by the Seller (so long as the Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement which would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and which breach has not been cured or cannot be cured by the earlier of (i) the date that is thirty (30) days after the notice of breach from the Seller and (ii) the End Date;
(d)by the Purchaser if there has been a Material Adverse Effect;
(e)by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Proposed Transactions;
(f)by the Purchaser if the Closing has not occurred on or before the End Date, provided that the Purchaser’s failure to perform in any material respect any of their covenants or agreements contained in this Agreement has not been the cause of or resulted in the failure of the Closing to occur on or before the End Date; or
(g)by the Seller if the Closing has not occurred on or before the End Date, provided that the Seller’s failure to perform in any material respect any of their respective covenants or agreements contained in this Agreement has not been the cause of or resulted in the failure of the Closing to occur on or before the End Date.
Section 8.2Effect of Termination. Each party’s rights of termination under Section 8.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 8.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Section 6.6 (Confidentiality), Section 6.7 (Public Announcement), Article 11 (General Provisions) (except for Section 11.9 (Specific Performance)) and this Section 8.2 will remain in full force and survive any termination of this Agreement and (b) termination of this Agreement shall not relieve any party hereto from liability for willful and material breach, Fraud or Willful Misconduct.
Article 9
CERTAIN TAX MATTERS
Section 9.1Tax Returns.
(a)The Seller shall prepare, or cause the Company to timely and correctly prepare, and file all Tax Returns of the Company for any Pre-Locked Box Tax Period (each a “Seller Prepared Return”). All Seller Prepared Returns shall be prepared on a basis which is consistent with the manner in which such Tax Returns were prepared in previous (accounting and tax) periods and in compliance with the relevant Tax Law. The Seller shall submit a draft of each Seller Prepared Return, together with all supporting documents and workpapers at least twenty (20) calendar days prior to the date the Seller Prepared Return is due, taking into account any valid extensions. The Purchaser shall, and shall cause the Company (as applicable) to, timely file such Seller Prepared Return that are due after the Closing Date; provided, that, such Seller Prepared Return is, in the Purchaser’s good faith determination, true, correct and complete. If the Purchaser determines in good faith that any draft Seller Prepared Return is not true, correct and complete, the Purchaser and Seller shall cooperate in good faith to resolve any disagreements over such Seller Prepared Return.
(b)The Purchaser shall cause the Company to prepare and timely file all Tax Returns with respect to the Company for the Straddle Tax Period that are required to be filed after the Closing Date.
Section 9.2Tax Apportionment.
(a) In the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that is allocable to the portion of the period ending on the Locked Box Date will be:
(i)in the case of Taxes that are either (A) based upon or related to income, sales, or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any Transfer Taxes), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Locked Box Date; and
(ii)in the case of Taxes not described in Section 9.2(a)(i), imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the amount, value or level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Locked Box Date and the denominator of which is the number of calendar days in the entire period.
(b)All Transfer Taxes imposed as a result of any transaction under this Agreement will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser. The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable the Purchaser and the Seller to comply with any filing requirements related to Transfer Taxes. Notwithstanding anything herein to the contrary, the Party responsible under applicable Law for filing any Tax Returns with respect to Transfer Taxes shall prepare and timely file such Tax Returns and provide a copy of such Tax Return to the other party no later than ten (10) Business Days after filing, together with reasonable evidence that all Transfer Taxes have been timely paid.
Section 9.3Tax Proceedings.
(a)(i) The Purchaser shall promptly (and in any event within ten (10) Business Days) notify the Seller in writing upon receipt by the Purchaser, any of its Affiliates or, after the Closing Date, the Company, of notice of any proposed, pending or threatened Tax audits or assessments relating to any taxable period of the Company ending on or before the Locked Box Date or relating to a Tax for which the Seller may be liable pursuant to this Agreement; provided that failure to comply with this provision shall not affect any Purchaser Indemnified Party’s right to indemnification hereunder, and (ii) the Seller shall promptly (and in any event within ten (10) Business Days) notify the Purchaser in writing upon receipt by the Seller, any of their Affiliates or, prior to the Closing Date, the Company, of notice of any Tax audits or assessments that relate to the Company, in each case in (i) and (ii), such notice shall be deemed to be a Claim Notice for purposes of Article 10.

(b)Upon written notice to the Purchaser, the Seller shall have the right, at the Seller’s expense, to represent the Company’s interests in any Tax audit, controversy, dispute or proceeding (“Tax Proceeding”) relating to a taxable period ending on or before the Locked Box Date that would not have a material adverse impact on the Liability for Taxes for any Post-Locked Box Tax Period of the Purchaser, its Affiliates, or the Company. The Seller shall employ counsel of the Seller’s choice at the Seller’s expense; provided, that the Purchaser shall be permitted to be present at, and to participate in, any such Tax Proceeding, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Proceeding. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of any Tax Proceeding, any claim for Taxes which would adversely affect in any material respect the Liability for Taxes for any Post-Locked Box Tax Period of the Purchaser, its Affiliates, or the Company without the prior written consent of the Purchaser.
(c)Upon written notice to the Seller, the Purchaser shall have the right to represent its and the Company’s interests in any Tax Proceeding relating to a Straddle Tax Period or relating to a taxable period ending on or before the Locked Box Date that would have a material adverse impact on the Liability for Taxes for any Post-Locked Box Tax Period of the Purchaser, its Affiliates or the Company. The Purchaser shall employ counsel of the Purchaser’s choice, provided that Seller shall be permitted at the Seller’s expense to be present at, any such Tax Proceeding, including the review of any correspondence related to such Tax Proceeding.
Section 9.4Tax Cooperation. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company (including access to books and records) as is within such party’s possession or control and is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Tax Proceeding. The Purchaser and the Seller shall retain all books and records with respect to Taxes pertaining to the Company that are within such party’s possession or control until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority. The Purchaser and the Seller shall cooperate with each other, as and to the extent reasonably requested by the other party, in the conduct of any audit or other Tax Proceeding involving the Company.
Section 9.5Tax Sharing Agreements. The Seller shall cause the Company to terminate any Tax sharing agreement to which the Company is a party on or before the Closing Date.
Section 9.6Overlap. To the extent of any conflict between this Article 9 and Article 10, the provisions of this Article 9 shall control.
Article 10
INDEMNIFICATION
Section 10.1Indemnification by the Seller. Subject to the limitations expressly set forth in this Article 10, the Seller will indemnify and hold harmless the Purchaser and its Affiliates (including, following the Closing, the Company) and their respective equity owners, employees and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from:
(a)any inaccuracy in or breach of, or any claim or Proceeding asserted by any Person that, if meritorious, would constitute an inaccuracy in or breach of, any representation or warranty of the Seller contained in this Agreement (including Article 3 and Article 4), the Seller Disclosure Schedule or in any certificate delivered by the Seller in connection with the Proposed Transactions (without giving effect to any update of or modification to the Seller Disclosure Schedule made or purported to have been made on or after the date of this Agreement);
(b)any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller contained in this Agreement;
(c)regardless of any disclosure of any matter set forth in the Seller Disclosure Schedule, (i) any Pre-Locked Box Taxes, excluding (A) any Tax to the extent it was reflected on the Locked Box Accounts; (B) any Tax that is included in the definition of Leakage (for the avoidance of doubt, this clause (B) is intended to prevent duplication of any item recovered under Section 2.4); and (C) any Tax subject to Section 10.1(d); (ii) any Taxes of the Seller (including, without restricting the generality of the foregoing, withholding Taxes on any payments made to the Seller pursuant to this Agreement); and (iii) any Transfer Taxes for which the Seller is liable under Section 9.2(b);
(d)any Taxes arising from any matters set forth on Schedule 10.1(d);
(e)any Fraud or Willful Misconduct committed by the Seller or any of its Affiliates;
(f)disregarding anything set forth in the Seller Disclosure Schedule, any of the matters set forth in Schedule 10.1(f), numbered as items (1) and (2); or
(g)(i) any claim by any current or former or purported securityholder of the Company, asserting, alleging or seeking to assert rights or remedies relating to Equity Interests other than the Sale Shares, including the Unregistered Shares, or any claim asserted, based upon or related to (1) the ownership or rights to ownership of Equity Interests other than the Sale Shares or (2) any rights of a securityholder of the Company, including any rights to securities, preemptive rights or rights to notice or to vote securities, or (ii) any other claim by any current or former securityholder of the Company relating to this Agreement or the Proposed Transactions; provided that, in each case, such claim is not due to causes attributable to any act or failure to act of a Purchaser Indemnified Party.
Section 10.2Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 10.7, from and after the Closing, the Purchaser will indemnify and hold harmless the Seller and its Affiliates and their respective equity owners, employees and Representatives (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of or resulting from:
(a)any inaccuracy in or breach of, or any claim or Proceeding asserted by any Person that, if meritorious, would constitute an inaccuracy in or breach of, any representation or warranty of the Purchaser contained in this Agreement (including Article 5) or in any certificate delivered by the Purchaser in connection with the Proposed Transactions;
(b)any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement; and
(c)any claim by any current or former securityholder of the Company asserting, alleging or seeking to assert rights or remedies relating to Equity Interests of the Company in connection with any process (a merger or otherwise) the Purchaser or any of its Affiliates (including, after the Closing, the Company) pursue after the Closing to “squeeze out” the then-remaining securityholders of the Company for the Purchaser to obtain one hundred percent (100%) of the Shares; provided that, such claim is not due to causes attributable to any act or failure to act of a Seller Indemnified Party.
Section 10.3Claim Procedures.
(a)A Party that seeks indemnity under this Article 10 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonably detailed explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party, and (iii) a demand for payment of those Losses in accordance with the terms hereof. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (A) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or (B) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. For purposes of this Article 10, (x) if the Purchaser (or any other Purchaser Indemnified Party) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make or receive payments) shall be deemed to refer to the Seller, and (y) if the Purchaser comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Seller. If an Indemnified Party delivers, before the expiration of the applicable survival period described in Section 10.5, a Claim Notice to the Indemnifying Party, then such applicable survival period shall be deemed extended until the final resolution thereof.
(b)Any indemnification payments pursuant to this Article 10 will be made within five (5) Business Days after the earliest of (i) the date on which the amount of such payments are determined by mutual agreement of the Seller and the Purchaser, (ii) if an Objection Notice has not been timely delivered, the thirtieth (30th) day after the delivery of a Claim Notice and (iii) if an Objection Notice has been timely delivered, the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such Proceeding as permitted by Section 11.10.
(c)With respect to any claim that a Purchaser Indemnified Party may have under Section 10.1(a) (other than in respect of a breach of or inaccuracy in a Fundamental Representation or a representation or warranty set forth in Section 4.14 (Tax Matters)) that is covered on the face of the R&W Insurance Policy, it shall be recovered exclusively under the R&W Insurance Policy. With respect to any claim that a Purchaser Indemnified Party may have under Section 10.1(a) that is based upon a breach of or inaccuracy in a Fundamental

Representation or a representation or warranty set forth in Section 4.14 (Tax Matters), it shall be recovered first from the R&W Insurance Policy (to the extent covered on the face thereof and to the fullest amount which can be recovered thereunder with respect to a breach of or inaccuracy in such representation or warranty), and then the Escrow Amount, and then, to the extent that the amount available under the R&W Insurance Policy is exhausted and the Escrow Amount is exhausted or released, directly from the Seller. With respect to any claim that a Purchaser Indemnified Party may have under Section 10.1(a) that is based upon an Excluded Representation or under Section 2.4 with respect to any Leakage, it shall be first recovered from the Escrow Amount and then, to the extent that the Escrow Amount is exhausted or released, directly from the Seller. With respect to any claim that a Purchaser Indemnified Party may have under Section 10.1(b), (c), (d), (f), or (g), it shall be first recovered from the Escrow Amount and then, to the extent that the Escrow Amount is exhausted or released, directly from the Seller. For the avoidance of doubt, neither this Section 10.3(c) nor any other provision of this Agreement will inhibit any Purchaser Indemnified Party from obtaining any remedy that the Purchaser or any of its Affiliates may have against any insurer or under the R&W Insurance Policy. Any amount to be paid directly by the Seller pursuant to the foregoing in this Section 10.3(c) shall be paid directly by the Seller by wire transfer of immediately available United States dollars from the Seller to an account designated by the Purchaser.
(d)On the third (3rd) Business Day after the date that falls twenty-four (24) months from the Closing Date (such date, the “Release Date”), the Seller and the Purchaser shall jointly instruct the Escrow Agent to disburse by wire transfer of immediately available funds from the Escrow Amount an amount, if any, equal to (i) the remaining balance of the Escrow Amount minus (ii) the aggregate amount of any claims which shall have been asserted to be recovered from the Escrow Amount by any Purchaser Indemnified Party in accordance with this Agreement on or prior to such date and which remain pending on such date (any such claim as of a specified date, an “Escrow Pending Claim”) to the Seller. To the extent that on or after the Release Date, any amount shall have been reserved and withheld from distribution from the Escrow Amount on account of an Escrow Pending Claim and, subsequent to the Release Date, such Escrow Pending Claim is resolved, the Seller and the Purchaser shall, within three (3) Business Days of the resolution of such Escrow Pending Claim, jointly instruct the Escrow Agent to disburse by wire transfer of immediately available funds from the Escrow Amount to (A) the Purchaser an amount, if any, equal to the amount of Loss due in respect of such claim as finally determined and (B) an amount, if any, equal to (x) the amount then held in the Escrow Amount minus (y) the aggregate amount of any then remaining Escrow Pending Claims, for distribution to the Seller.
(e)Notwithstanding anything to the contrary in this Article 10, in the event of an indemnification claim pursuant to Section 10.1(a) for which the Warranty Insurer notifies an Indemnified Party that it would be entitled to recover for such Losses from the R&W Insurance Policy but for the retention amount thereunder, the Seller and the Purchaser shall immediately (and in no event later than three (3) Business Days after receipt of such notice from the Warranty Insurer) jointly instruct the Escrow Agent to disburse by wire transfer of immediately available funds from the amount then remaining in the Escrow Amount to pay for such claim amount to such Indemnified Party, without the requirement for the Indemnified Party to deliver a Claim Notice or otherwise perform any of the other procedural requirements of an Indemnified Party under this Section 10.3; provided that, the aggregate amount paid from the Escrow Amount for the reason of the foregoing shall in no event exceed the product of the Sale Ratio multiplied by the Retention Amount.

Section 10.4Third Party Claims.
(a)If the Indemnified Party seeks indemnity under this Article 10 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim, which notice shall be given to the Indemnifying Party within thirty (30) days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.
(b)The Indemnified Party shall have the right to control all Third Party Claims. To the extent that the Third Party Claim is not a Third Party Claim (A) involving any criminal Proceeding or Liability or any Proceeding by any Governmental Authority, (B) that relates to Taxes, or (C) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to adversely affect the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (C), the “Special Claims”), the Party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. The Party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not constitute a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will (i) furnish the Controlling Party with such information as the Noncontrolling Party may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on the Noncontrolling Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and (ii) otherwise cooperate with and assist in the defense of the Third Party Claim.
(c)The Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Third Party Claim without prior notice to or the consent of the Indemnifying Party, as long as such compromise or settlement provides solely for monetary relief and does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnifying Party. Any compromise or settlement of any Third Party Claim without the Indemnifying Party’s consent shall serve as rebuttal evidence of the amount of Losses owed under this Article 10.
(d)Notwithstanding the provisions of Section 11.10, each of the Seller and the Purchaser consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, for purposes of any claim that a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable, may have under this Agreement with respect to the Proceeding or the matters alleged therein. Each of the Seller and the Purchaser agrees that process may be served on them with respect to such a claim anywhere in the world.

Section 10.5Survival.
(a)The representations and warranties of the Seller and the Purchaser contained in this Agreement shall survive until the expiration of 24 months after the Closing Date, except that the Fundamental Representations will survive indefinitely or to the maximum duration permissible by Law (except for those under Section 4.14 (Tax Matters) which shall survive until the statute of limitation plus sixty (60) days).
(b)None of the covenants or agreements of the Parties which in accordance with their terms shall be performed prior to or at the Closing survive the Closing, and no claim for indemnification for a breach of any such covenant may be made hereunder after the Closing Date. All of the covenants and agreements of the Parties contained in this Agreement which in accordance with their terms shall be performed after the Closing will survive until the terms provided therein, provided that any such covenants and agreements that relate to Taxes shall survive the Closing for a period of four (4) years following the Closing Date.
(c)(i) The Seller’s indemnification obligations under Section 10.1(c), Section 10.1(d), Section 10.1(e), and Section 10.1(g) shall survive the Closing for a period of four (4) years following the Closing Date, and shall become invalid and ineffective immediately following the expiration of such four (4)-year period; (ii) the Seller’s indemnification obligations under Schedule 10.1(f)(1) shall survive for a period of six (6) months after the execution of an agreement regarding the subject matter thereof; provided that, in no event shall such period exceed twelve (12) months following the Closing Date, and such indemnification obligations shall become invalid and ineffective immediately following the expiration of such period; (iii) the Seller’s indemnification obligations under Schedule 10.1(f)(2) shall survive the Closing for a period of one (1) year following the Closing Date, and shall become invalid and ineffective immediately following the expiration of such one (1)-year period; and (iv) the Seller’s indemnification obligations for the Certain R&W Insurance Exclusions shall survive the Closing for a period of two (2) years following the Closing Date, and shall become invalid and ineffective immediately following the expiration of such two (2)-year period.
(d)(i) The Purchaser’s indemnification obligations under Section 10.2(a) or Section 10.2(b) shall survive the Closing for a period of two (2) years following the Closing Date, and shall become invalid and ineffective immediately following the expiration of such two (2)-year period; and (ii) the Purchaser’s indemnification obligations under Section 10.2(c) shall survive the Closing until the earlier of (A) four (4) years following the Closing Date and (B) one (1) year following the completion of such “squeeze-out” process referred to in Section 10.2(c), and shall become invalid and ineffective immediately following the expiration of such period.
(e)Following the expirations of the survival periods provided in this Section 10.5, any corresponding claim for indemnification against the Seller under Section 10.1 or the Purchaser under Section 10.2 shall be barred, and no such claim shall be valid unless written notice of such claim has been duly delivered to the applicable Indemnifying Party within the applicable survival period in accordance with Section 10.3.
Section 10.6R&W Insurance Policy. Notwithstanding any other provision in this Agreement to the contrary:
(a)The Parties acknowledge that Purchaser has the benefit of the R&W Insurance Policy which provides, conditional on the Closing, insurance cover in respect of certain claims.

(b)Except in respect of claims arising out of (i) breaches of or inaccuracies in the representations or warranties set forth in Section 4.5 (Financial Statements), Section 4.15(c) (Employee Benefit Matters), Section 4.17 (Environmental, Health and Safety Matters), Section 4.18 (Compliance with Laws and Governmental Authorizations) or Section 4.25 (Corruption and Trade Regulation); provided, however, that, in each and all cases, only to the extent the coverage of any such representation or warranty is excluded on the face of the R&W Insurance Policy (all such representations and warranties under Section 4.5, Section 4.15(c), Section 4.17, Section 4.18 or Section 4.25 the coverage of which are excluded on the face of the R&W Insurance Policy, the “Excluded Representations”), (ii) breaches or inaccuracies in the Fundamental Representations or representations and warranties set forth in Section 4.14 (Tax Matters), (iii) criminal fines or penalties excluded from the coverage of the R&W Insurance Policy (together with the Excluded Representations, the “Certain R&W Insurance Exclusions”), or (iv) Fraud or Willful Misconduct, neither the Purchaser nor any Purchaser Indemnified Party shall be entitled to make, and the Purchaser waives and releases on behalf of itself and all Purchaser Indemnified Parties any right such Person may have to make, any claim against the Seller or any of its Affiliates, and the Seller and its Affiliates shall have no liability under, Section 10.1(a), and any and all claims under Section 10.1(a), whether or not covered on the face of the R&W Insurance Policy, shall be made by any Purchaser Indemnified Party exclusively against the insurer under the R&W Insurance Policy (the “Warranty Insurer”) (and not against the Seller or any of its Affiliates).
(c)The Purchaser shall include in the terms of the R&W Insurance Policy an express waiver and release of all of the Warranty Insurer’s rights of subrogation, contribution, and rights acquired by assignment (or any similar or equivalent rights) against the Seller, its Affiliates and their respective directors, officers, employees, representatives and agents (collectively, the “Released Parties”), save in relation to Fraud or Willful Misconduct, and an acknowledgement by the Warranty Insurer that each of the Released Parties is entitled to directly enforce such waiver and release (and in respect of the waivers and releases, the Purchaser contracts with the Warranty Insurer in its own right and for the benefit of each of the Released Parties). If there is any conflict or inconsistency between this Section 10.6, on the one hand, and any other provisions of this Agreement, on the other hand, this Section 10.6 shall prevail.
Section 10.7Limitations on Liability.
(a)The Seller shall not be required to indemnify or hold harmless the Purchaser Indemnified Parties for any claim for indemnification for any Loss (or series of Losses related to the same underlying facts, events or circumstances) under Section 10.1 (other than Section 10.1(b) and Section 10.1(e), and with respect to breaches or inaccuracies in the Fundamental Representations) to the extent the aggregate liability of the Seller to the Purchaser Indemnified Parties thereunder exceeds USD [***]; furthermore, the Seller shall not be required to indemnify or hold harmless the Purchaser Indemnified Parties for any claim for indemnification for any Loss (or series of Losses related to the same underlying facts, events or circumstances) under Section 10.1(g) unless and until the Purchaser Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least USD [***] in Losses in the aggregate, in which case, subject to the other applicable limitations herein, the Purchaser Indemnified Parties shall be entitled to recover all such Losses paid, incurred, suffered or sustained thereby from “dollar one;” and the Seller shall not be required to indemnify or hold harmless the Purchaser Indemnified Parties for any claim for indemnification for any Loss (or series of Losses related to the same underlying facts, events or circumstances) in respect of breaches of or inaccuracies in representations and warranties set forth in Section 4.5 (Financial Statements), to the extent the aggregate liability of the Seller to the Purchaser Indemnified Parties therefor or thereunder exceeds USD [***]. The Purchaser shall not be required to indemnify or hold harmless the Seller Indemnified Parties for any claim for indemnification under this Agreement for Losses in excess of the Purchase Price. Notwithstanding anything to the contrary herein, no Party shall be required to indemnify or hold harmless the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, for any claim for indemnification for any Loss (or series of Losses related to the same underlying facts, events or circumstances) arising under this Agreement (other than in the event of Fraud or Willful Misconduct) to the extent the aggregate liability of such Party to the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, hereunder exceeds the Purchase Price.
(b)Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation or warranty in this Agreement, each representation and warranty in this Agreement (and Schedules and Exhibits hereto) will be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “in any material respect,” “material adverse change,” “material adverse effect,” “Material Adverse Effect,” “which would not reasonably be expected to be material to the Company,” “except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).
(c)The Purchaser shall be deemed to have waived on behalf of itself and all Purchaser Indemnified Parties their respective rights, and the Purchaser Indemnified Parties shall have no recourse, under this Agreement (including under Article 7 and Section 8.1) against the Seller or its Affiliates with respect to any Known Breach except as set forth under Section 10.1(c), (d) or (f). Notwithstanding the foregoing, the Purchaser shall continue to be entitled to any and all rights under the R&W Insurance Policy and its sole recourse with respect to any Known Breach shall be against the R&W Insurance Policy.
(d)Notwithstanding anything to contrary in this Agreement, nothing in this Agreement will limit the Liability of a Party to another Party for Fraud or Willful Misconduct.
(e)All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.
(f)If an Indemnified Party’s claim under Section 10.1 may be brought under different sections of Section 10.1, then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with Section 10.1; provided, however, that in no event shall any Indemnified Party be entitled to double recovery of the same amount and type of Losses with respect to any particular incident, fact or event which resulted in Losses that are recoverable under Section 10.1 regardless of whether there were breaches of more than one representation, warranty, covenant or agreement.
Section 10.8Reduction. The amount of any claim by any Purchaser Indemnified Party against the Seller under this Agreement shall be reduced in an amount equal to any payment received by any Purchaser Indemnified Party from third parties, including insurance policy providers (including the Warranty Insurer under the R&W Insurance Policy) and any Person responsible for such claim, in relation to the same facts, events or circumstances underlying such claim. If any Purchaser Indemnified Party receives any such payment from third parties subsequent to a payment by the Seller to such Purchaser Indemnified Party in relation to the same facts, events or circumstances underlying the relevant claim, the Purchaser shall, and shall cause the Purchaser Indemnified Parties to, promptly reimburse the Seller in an amount equal to the lesser of such payment received from such third party or the full amount of the payment received from the Seller.
Section 10.9Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser. No Purchaser Indemnified Party (other than the Purchaser or any successor, subrogated person or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.
Article 11
GENERAL PROVISIONS
Section 11.1Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally, (b) sent by electronic mail (to the extent no bounce-back confirmation is received) or (c) received by the addressee, if sent by a reputable over-night or international courier, in each case to the following addresses, e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address, or individual as a party may designate by notice to the other parties):
If to the Seller:
Rene Limited
31, Nonhyeon-ro 36-gil, Gangnam-gu, Seoul, 06296, Korea
Attn: David Ko; Seungro Choe
Email: [***]; [***]

with a copy (which will not constitute notice) to:

Kim & Chang
Seyang Building
39, Sajik-ro 8-gil, Jongno-gu, Seoul, Korea
Attn: Yong-Seung Sun
Email: [***]

Paul Hastings LLP
33/F West Tower Mirae Asset Center1,
26 Eulji-ro 5-gil, Jung-gu, Seoul, Korea
Attn: Dong Chul Kim
Email: [***]

If to the Purchaser:

Enovix Corporation
3501 W Warren Ave
Fremont, CA 94538

Attn: Arthi Chakravarthy
Email: [***]

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
600 Hansen Way
Palo Alto, CA 9430
Attention: Aarthi Belani and Lawrence C. Lee
Email: [***];
[***]
Section 11.2Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by the Purchaser and the Seller and that identifies itself as an amendment to this Agreement.
Section 11.3Waiver and Remedies. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Parties, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 11.4Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred herein that are to be delivered at the Closing) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.
Section 11.5Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the Parties and their respective heirs, executors, administrators, successors and assigns and either Party may assign any rights or obligations under this Agreement, whether by operation of Law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser may, without the Seller’s consent, assign this Agreement and its rights and obligations hereunder to any Affiliate of the Purchaser, any successor-in-interest to the Purchaser or the Purchaser’s business by way of merger, acquisition, consolidation, amalgamation, or any similar transaction; provided that, despite such assignment, the Purchaser shall remain liable as a primary obligor under this Agreement to observe and perform all of its obligations in this Agreement. Except for the rights of any Indemnified Parties under the provisions of Article 10, no provision of this Agreement is intended or will be construed to confer upon any Person other than the Parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.
Section 11.6Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the Parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 11.7Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is reasonable apparent on its face that such disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.
Section 11.8Interpretation. In the negotiation of this Agreement, each Party has received advice from its own attorney. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.
Section 11.9Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the Parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each Party expressly waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement that any other Party obtain any bond or provide any security or indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 11.10Dispute Resolution; Governing Law.
(a)This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.
(b)Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The place of arbitration shall be Singapore. The language of the arbitration shall be English. The arbitration award shall be final and binding on the Parties, and the parties undertake to carry out any award without delay. The Parties agree to keep confidential the existence of the arbitration, the arbitration proceedings, the submissions made by the Parties and the decisions made by the arbitral tribunal, including its awards, except as required by applicable law, or to enforce any such award, or to the extent not already in the public domain.

(c)The arbitrator may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures the parties agree may be immediately enforced by the arbitrators or by court order. Hearings on request for interim measures may be held in person, by telephone or by video conference, and requests for relief, responses, briefs, or memorials may be sent to, and orders or awards received from, the arbitrators by email. Notwithstanding the foregoing, any Party may apply to any court of competent jurisdiction for interim measures, and the Parties agree that seeking and obtaining such measures will not waive the right to arbitration or otherwise relieve the Parties of their obligations to arbitrate disputes in accordance with this Agreement.
Section 11.11Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 11.12Expenses. Except as otherwise provided in this Agreement, each Party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the Proposed Transactions, including all fees and expenses of its advisors and representatives. All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by the Company in connection with this Agreement and the Proposed Transactions, will be paid by the Seller in full on or prior to the Closing Date or will be addressed as Company Transaction Expenses under the terms of this Agreement. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from any breach of this Agreement by another Party.
Section 11.13No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.13.
Section 11.14Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature pages follow]

The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER: ENOVIX CORPORATION By: _______________________________ Name: Title:

[Signature Page to Stock Purchase Agreement]

The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER: RENE LIMITED By: Name: Seungro Choe Title: Chief Executive Officer
[Signature Page to Stock Purchase Agreement]

Schedule I
Illustration of Division of Purchase Price
(Cash and Stock Payment Scenarios Based on Acquired Shares)

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Schedule II
Key Employees

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Schedule 10.1(d)
Special Tax Indemnities

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Schedule 10.1(f)
Other Special Indemnities

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